Exhibit 99.3

ALTRIA GROUP, INC.
and SUBSIDIARIES
Consolidated Financial Statements as of
December 31, 2006 and 2005, and for Each of the
Three Years in the Period Ended December 31, 2006

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Altria Group, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Altria Group, Inc.’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes those written policies and procedures that:
•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Altria Group, Inc.;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America;

•	provide reasonable assurance that receipts and expenditures of Altria Group, Inc. are being made only in accordance with authorization of management and directors of Altria Group, Inc.; and

•
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices and actions taken to correct deficiencies as identified.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of Altria Group, Inc.’s internal control over financial reporting as of December 31, 2006. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of Altria Group, Inc.’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of our Board of Directors.
Based on this assessment, management determined that, as of December 31, 2006, Altria Group, Inc. maintained effective internal control over financial reporting.
PricewaterhouseCoopers LLP, independent registered public accounting firm, who audited and reported on the consolidated financial statements of Altria Group, Inc. included in this report, has audited our management’s assessment of the effectiveness of Altria Group, Inc.’s internal control over financial reporting as of December 31, 2006 and issued an attestation report on management’s assessment of internal control over financial reporting.
February 5, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Altria Group, Inc.:
We have completed integrated audits of Altria Group, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders’ equity, and cash flows, present fairly, in all material respects, the financial position of Altria Group, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Altria Group, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 16 to the consolidated financial statements, Altria Group, Inc. changed the manner in which it accounts for pension, postretirement and postemployment plans in fiscal 2006.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the Report of Management on Internal Control Over Financial Reporting dated February 5, 2007, that Altria Group, Inc. maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, Altria Group, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Altria Group, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of Altria Group, Inc.’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
New York, New York
February 5, 2007, except for the impact of presenting Kraft Foods Inc. as a discontinued operation and the change in reportable segments as discussed in Notes 1, 4 and 15 which are as of October 3, 2007

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, at December 31,
(in millions of dollars, except share and per share data)

	2006	2005		2006	2005
ASSETS			LIABILITIES
Consumer products			Consumer products
Cash and cash equivalents	$4,781	$5,942	Short-term borrowings	$420	$2,031
Receivables (less allowances of $17 in 2006 and $20 in 2005)	2,808	2,628	Current portion of long-term debt	648	2,162
Inventories:			Accounts payable	1,414	1,375
Leaf tobacco	4,383	4,060	Accrued liabilities:
Other raw materials	1,109	869	Marketing	824	853
Finished product	3,188	2,312	Taxes, except income taxes	3,620	2,804

	8,680	7,241	Employment costs	849	671
			Settlement charges	3,552	3,503
			Other	1,641	1,859
Current assets of discontinued operations	7,647	7,501	Income taxes	782	1,156
			Dividends payable	1,811	1,672
Other current assets	2,236	2,469	Current liabilities of discontinued operations	9,866	8,072

Total current assets	26,152	25,781	Total current liabilities	25,427	26,158

			Long-term debt	6,298	7,178
Property, plant and equipment, at cost:			Deferred income taxes	1,391	2,425
Land and land improvements	667	601	Accrued pension costs	541	441
Buildings and building equipment	4,316	3,877	Accrued postretirement health care costs	2,009	1,481
Machinery and equipment	8,826	8,042	Minority interest	419	335
Construction in progress	1,073	838	Long-term liabilities of discontinued operations	19,629	23,091

	14,882	13,358	Other liabilities	2,239	3,007

Less accumulated depreciation	7,301	6,497	Total consumer products liabilities	57,953	64,116

	7,581	6,861
			Financial services
			Long-term debt	1,119	2,014
			Non-recourse debt		201
Goodwill	6,197	5,571	Deferred income taxes	5,530	5,737
Other intangible assets, net	1,908	1,680	Other liabilities	49	174

Prepaid pension assets	761	2,075	Total financial services liabilities	6,698	8,126

Long-term assets of discontinued operations	48,805	50,475
Other assets	6,076	8,098	Total liabilities	64,651	72,242

Total consumer products assets	97,480	100,541
			Contingencies (Note 19)

			STOCKHOLDERS’ EQUITY
Financial services			Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Finance assets, net	6,740	7,189	Additional paid-in capital	6,356	6,061
Other assets	50	219	Earnings reinvested in the business	59,879	54,666

Total financial services assets	6,790	7,408	Accumulated other comprehensive losses	(3,808)	(1,853)

			Cost of repurchased stock (708,880,389 shares in 2006 and 721,696,918 shares in 2005)	(23,743)	(24,102)

			Total stockholders’ equity	39,619	35,707

TOTAL ASSETS	$104,270	$107,949	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$104,270	$107,949

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of EARNINGS
for the years ended December 31,
(in millions of dollars, except per share data)

	2006	2005	2004

Net revenues	$67,051	$63,741	$57,442
Cost of sales	15,540	14,919	13,678
Excise taxes on products	31,083	28,934	25,647

Gross profit	20,428	19,888	18,117

Marketing, administration and research costs	7,664	7,664	7,007
U.S. tobacco headquarters relocation charges		4	31
Loss on U.S. tobacco pool		138
U.S. tobacco quota buy-out		(115)
Italian antitrust charge	61
European Commission agreement			250
Asset impairment and exit costs	178	139	115
Gain on sale of business	(488)
Provision for airline industry exposure	103	200	140
Amortization of intangibles	23	18	6

Operating income	12,887	11,840	10,568

Interest and other debt expense, net	367	521	510

Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	12,520	11,319	10,058

Provision for income taxes	3,400	3,409	3,266

Earnings from continuing operations before equity earnings and minority interest, net	9,120	7,910	6,792

Equity earnings and minority interest, net	209	260	361

Earnings from continuing operations	9,329	8,170	7,153

Earnings from discontinued operations, net of income taxes and minority interest	2,693	2,265	2,263

Net earnings	$12,022	$10,435	$9,416

Per share data:

Basic earnings per share:
Continuing operations	$4.47	$3.95	$3.49
Discontinued operations	1.29	1.09	1.11

Net earnings	$5.76	$5.04	$4.60

Diluted earnings per share:
Continuing operations	$4.43	$3.91	$3.47
Discontinued operations	1.28	1.08	1.09

Net earnings	$5.71	$4.99	$4.56

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of STOCKHOLDERS’ EQUITY
(in millions of dollars, except per share data)

				Accumulated Other
				Comprehensive Earnings (Losses)
		Additional	Earnings	Currency			Cost of	Total
	Common	Paid-in	Reinvested in	Translation			Repurchased	Stockholders’
	Stock	Capital	the Business	Adjustments	Other	Total	Stock	Equity
Balances, January 1, 2004	$935	$4,813	$47,008	$(1,578)	$(547)	$(2,125)	$(25,554)	$25,077

Comprehensive earnings:
Net earnings			9,416					9,416
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				968		968		968
Additional minimum pension liability					(53)	(53)		(53)
Change in fair value of derivatives accounted for as hedges					69	69		69

Total other comprehensive earnings								984

Total comprehensive earnings								10,400

Exercise of stock options and issuance of other stock awards		363	(39)				703	1,027
Cash dividends declared ($2.82 per share)			(5,790)					(5,790)

Balances, December 31, 2004	935	5,176	50,595	(610)	(531)	(1,141)	(24,851)	30,714

Comprehensive earnings:
Net earnings			10,435					10,435
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				(707)		(707)		(707)
Additional minimum pension liability					(54)	(54)		(54)
Change in fair value of derivatives accounted for as hedges					38	38		38
Other					11	11		11

Total other comprehensive losses								(712)

Total comprehensive earnings								9,723

Exercise of stock options and issuance of other stock awards		519	(6)				749	1,262
Cash dividends declared ($3.06 per share)			(6,358)					(6,358)
Other		366						366

Balances, December 31, 2005	935	6,061	54,666	(1,317)	(536)	(1,853)	(24,102)	35,707

Comprehensive earnings:
Net earnings			12,022					12,022
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				1,220		1,220		1,220
Additional minimum pension liability					233	233		233
Change in fair value of derivatives accounted for as hedges					(11)	(11)		(11)
Other					(11)	(11)		(11)

Total other comprehensive earnings								1,431

Total comprehensive earnings								13,453

Initial adoption of FASB Statement No. 158, net of income taxes (Note 16)					(3,386)	(3,386)		(3,386)
Exercise of stock options and issuance of other stock awards		295	145				359	799

Cash dividends declared ($3.32 per share)			(6,954)					(6,954)

Balances, December 31, 2006	$935	$6,356	$59,879	$(97)	$(3,711)	$(3,808)	$(23,743)	$39,619

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of CASH FLOWS
for the years ended December 31,
(in millions of dollars)

	2006	2005	2004

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Earnings from continuing operations – Consumer products	$9,205	$8,153	$7,067
– Financial services	124	17	86

Earnings from discontinued operations, net of income taxes and minority interest	2,693	2,265	2,263

Net earnings	12,022	10,435	9,416

Impact of earnings from discontinued operations, net of income taxes and minority interest	(2,693)	(2,265)	(2,263)

Adjustments to reconcile net earnings to operating cash flows:
Consumer products
Depreciation and amortization	913	796	728
Deferred income tax (benefit) provision	(106)	(455)	340
Equity earnings and minority interest, net	(209)	(260)	(361)
U.S. tobacco legal settlement, net of cash paid			(57)
U.S. tobacco headquarters relocation charges, net of cash paid	(2)	(9)	(22)
U.S. tobacco quota buy-out		(115)
Escrow bond for the Price U.S. tobacco case	1,850	(420)	(820)
Asset impairment and exit costs, net of cash paid	89	67	17
Gain on sale of business	(488)
Income tax reserve reversal	(1,006)
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	62	(85)	(290)
Inventories	(861)	(482)	(75)
Accounts payable	(133)	(47)	(103)
Income taxes	(399)	236	(251)
Accrued liabilities and other current assets	381	(123)	695
U.S. tobacco accrued settlement charges	50	(30)	(31)
Pension plan contributions	(425)	(832)	(525)
Pension provisions and postretirement, net	415	401	308
Other	663	688	83
Financial services
Deferred income tax (benefit) provision	(234)	(126)	7
Provision for airline industry exposure	103	200	140
Other	(126)	22	(54)

Net cash provided by operating activities, continuing operations	9,866	7,596	6,882
Net cash provided by operating activities, discontinued operations	3,720	3,464	4,008

Net cash provided by operating activities	13,586	11,060	10,890

See notes to consolidated financial statements.
Continued

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)
for the years ended December 31,
(in millions of dollars)

	2006	2005	2004
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Consumer products
Capital expenditures	$(1,285)	$(1,035)	$(954)
Purchase of businesses, net of acquired cash	(4)	(4,932)	(42)
Proceeds from sales of businesses	520
Other	(75)	84	2
Financial services
Investments in finance assets	(15)	(3)	(10)
Proceeds from finance assets	357	476	644

Net cash used in investing activities, continuing operations	(502)	(5,410)	(360)
Net cash (used in) provided by investing activities, discontinued operations	(116)	525	(1,056)

Net cash used in investing activities	(618)	(4,885)	(1,416)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Consumer products
Net (repayment) issuance of short-term borrowings	(2,402)	4,119	(455)
Long-term debt proceeds			1
Long-term debt repaid	(2,135)	(1,004)	(752)
Financial services
Long-term debt repaid	(1,015)		(189)

Dividends paid on Altria Group, Inc. common stock	(6,815)	(6,191)	(5,672)
Issuance of Altria Group, Inc. common stock	486	985	827
Kraft Foods Inc. dividends paid to Altria Group, Inc.	1,369	1,232	1,085
Other	(134)	(324)	391

Net cash used in financing activities, continuing operations	(10,646)	(1,183)	(4,764)
Net cash used in financing activities, discontinued operations	(3,720)	(3,951)	(3,218)

Net cash used in financing activities	(14,366)	(5,134)	(7,982)

Effect of exchange rate changes on cash and cash equivalents
Continuing operations	121	(523)	441
Discontinued operations	39	(4)	34

	160	(527)	475

Cash and cash equivalents, continuing operations:
(Decrease) Increase	(1,161)	480	2,199
Balance at beginning of year	5,942	5,462	3,263

Balance at end of year	$4,781	$5,942	$5,462

Cash paid, continuing operations: Interest – Consumer products	$748	$949	$764

– Financial services	$108	$106	$97

Income taxes	$4,611	$3,440	$2,838

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:
     Background:
Throughout these financial statements, the term “Altria Group, Inc.” refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies, and the term “ALG” refers solely to the parent company. ALG’s wholly-owned subsidiaries, Philip Morris USA Inc. (“PM USA”) and Philip Morris International Inc. (“PMI”) are engaged in the manufacture and sale of cigarettes and other tobacco products. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary, maintains a portfolio of leveraged and direct finance leases. In addition, ALG held a 28.6% economic and voting interest in SABMiller plc (“SABMiller”) at December 31, 2006. ALG’s majority-owned (89.0% as of December 31, 2006) subsidiary, Kraft Foods Inc. (“Kraft”) is reflected in these financial statements as a discontinued operation as a result of the Kraft spin-off discussed in Note 21. Subsequent Event. ALG’s access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and interest, and the repayment of amounts borrowed from ALG by its subsidiaries.
     Basis of presentation:
The consolidated financial statements include ALG, as well as its wholly-owned subsidiaries and majority-owned subsidiaries. The results of Kraft have been reclassified and reflected as discontinued operations on the consolidated balance sheets, statements of earnings and statements of cash flows for all periods presented. Investments in which ALG exercises significant influence (20%-50% ownership interest), are accounted for under the equity method of accounting. Investments in which ALG has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and other intangible assets, marketing programs, income taxes, and the allowance for loan losses and estimated residual values of finance leases. Actual results could differ from those estimates.
Balance sheet accounts are segregated by two broad types of business. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.
Certain subsidiaries of PMI report their results up to ten days before the end of December, rather than on December 31.
Beginning with the second quarter of 2007, Altria Group, Inc. revised its reportable segments to reflect PMI’s operations by geographic region. Altria Group, Inc.’s revised segments, which are reflected in these financial statements, are U.S. tobacco; European Union; Eastern Europe, Middle East and Africa; Asia; Latin America; and Financial Services.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Classification of certain prior year balance sheet amounts related to pension plans have been reclassified to conform with the current year’s presentation. In addition, certain prior year segment information has been revised to conform with the current year’s segment presentation.
Note 2. Summary of Significant Accounting Policies:
     Cash and cash equivalents:
Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.
     Depreciation, amortization and goodwill valuation:
Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 50 years.
Definite life intangible assets are amortized over their estimated useful lives. Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. During 2006 and 2005, Altria Group, Inc. completed its annual review of goodwill and intangible assets, and no charges resulted from these reviews.
Goodwill and other intangible assets, net, by segment were as follows (in millions):

	Goodwill		Other Intangible Assets, net
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
U.S. tobacco	$ -	$ -	$ 281	$ 281
European Union	1,307	1,158	65	58
Eastern Europe, Middle East and Africa	657	550	164	46
Asia	3,778	3,457	1,339	1,235
Latin America	455	406	59	60

Total	$6,197	$5,571	$1,908	$1,680

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets were as follows (in millions):

	December 31, 2006		December 31, 2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Non-amortizable intangible assets	$ 1,566		$ 1,385
Amortizable intangible assets	388	$ 46	315	$20

Total intangible assets	$1,954	$46	$1,700	$20

Non-amortizable intangible assets substantially consist of brand names from PMI’s 2005 acquisition of a business in Indonesia. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets during the years ended December 31, 2006, 2005 and 2004, was $23 million, $18 million, and $6 million, respectively. Amortization expense for each of the next five years is estimated to be $25 million or less, assuming no additional transactions occur that require the amortization of intangible assets.
The movement in goodwill and gross carrying amount of intangible assets is as follows (in millions):

	2006		2005
		Intangible		Intangible
	Goodwill	Assets	Goodwill	Assets
Balance at January 1	$ 5,571	$ 1,700	$ 2,222	$ 428
Changes due to:
Acquisitions	54	115	3,707	1,346
Currency	531	129	(358)	(74)
Other	41	10

Balance at December 31	$6,197	$1,954	$5,571	$1,700

The increase in goodwill from acquisitions during 2006 was primarily related to the exchange of PMI’s interest in a beer business in the Dominican Republic. The increase in intangible assets from acquisitions during 2006 was related to PMI’s purchase of various trademarks from British American Tobacco. The increase in goodwill and intangible assets from acquisitions during 2005 was related to PMI’s acquisitions in Indonesia and Colombia.
     Environmental costs:
Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that Altria Group, Inc. may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on Altria Group, Inc.’s consolidated financial position, results of operations or cash flows.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

     Finance leases:
Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant after-tax rates of return on the positive net investment balances. Investments in leveraged leases are stated net of related nonrecourse debt obligations.
Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant pre-tax rates of return on the net investment balances.
Finance leases include unguaranteed residual values that represent PMCC’s estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed annually by PMCC’s management based on a number of factors and activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values. Such reviews resulted in decreases of $14 million and $25 million in 2006 and 2004, respectively, to PMCC’s net revenues and results of operations. Residual reviews in 2005 resulted in no adjustments.
     Foreign currency translation:
Altria Group, Inc. translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.
     Guarantees:
Altria Group, Inc. accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires the disclosure of certain guarantees and requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities. See Note 19. Contingencies for a further discussion of guarantees.
     Hedging instruments:
Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.
     Impairment of long-lived assets:
Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
     Income taxes:
Altria Group, Inc. accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions. ALG and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. ALG and its subsidiaries evaluate and potentially adjust these accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which will become effective for Altria Group, Inc. on January 1, 2007. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 by Altria Group, Inc. will result in an increase to stockholders’ equity as of January 1, 2007 of approximately $800 million to $900 million (including $200 million to $225 million related to discontinued operations). In addition, the FASB also issued FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which will also become effective for Altria Group, Inc. on January 1, 2007. This Staff Position requires the revenue recognition calculation to be reevaluated if the projected timing of income tax cash flows generated by a leveraged lease is revised. The adoption of this Staff Position by Altria Group, Inc. will result in a reduction to stockholders’ equity of approximately $125 million as of January 1, 2007.
     Inventories:
Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to cost substantially all U.S. tobacco inventories. The cost of inventories for the international tobacco segments is principally determined by the first-in, first-out and average cost methods. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.
Altria Group, Inc. adopted the provisions of SFAS No. 151, “Inventory Costs” prospectively as of January 1, 2006. SFAS No. 151 requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. The effect of adoption did not have a material

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

impact on Altria Group, Inc.’s consolidated results of operations, financial position or cash flows.
     Marketing costs:
ALG’s subsidiaries promote their products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
     Revenue recognition:
The consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers. ALG’s consumer products businesses also include excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales.
     Software costs:
Altria Group, Inc. capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.
     Stock-based compensation:
Effective January 1, 2006, Altria Group, Inc. adopted the provisions of SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123(R)”) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service periods for awards expected to vest. The fair value of restricted stock and rights to receive shares of stock is determined based on the number of shares granted and the market value at date of grant. The fair value of stock options is determined using a modified Black-Scholes methodology. The impact of adoption was not material.
The adoption of SFAS No. 123(R) resulted in a cumulative effect gain of $3 million, which is net of $2 million in taxes, in the consolidated statement of earnings for the year ended December 31, 2006. This gain resulted from the impact of estimating future forfeitures on restricted stock and rights to receive shares of stock in the determination of periodic expense for unvested awards, rather than recording forfeitures only when they occur. The gross cumulative effect was recorded in marketing, administration and research costs for the year ended December 31, 2006.
Altria Group, Inc. previously applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and provided the pro forma disclosures required by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). No compensation expense for employee stock options was reflected in net earnings in 2005 and 2004, as all stock options granted under those

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

plans had an exercise price not less than the fair market value of the common stock on the date of the grant. Historical consolidated statements of earnings already include the compensation expense for restricted stock and rights to receive shares of stock. The following table illustrates the effect on net earnings and earnings per share (“EPS”) if Altria Group, Inc. had applied the fair value recognition provisions of SFAS No. 123 to measure compensation expense for stock option awards for the years ended December 31, 2005 and 2004 (in millions, except per share data):

	2005	2004
Net earnings, as reported	$10,435	$9,416
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	15	12

Pro forma net earnings	$10,420	$9,404

Earnings per share:
Basic - as reported	$5.04	$4.60

Basic - pro forma	$5.03	$4.59

Diluted - as reported	$4.99	$4.56

Diluted - pro forma	$4.98	$4.56

Altria Group, Inc. has not granted stock options to employees since 2002. The amounts shown above as stock-based compensation expense relate to Executive Ownership Stock Options (“EOSOs”). Under certain circumstances, senior executives who exercise outstanding stock options, using shares to pay the option exercise price and taxes, receive EOSOs equal to the number of shares tendered. This feature will cease during 2007. During the years ended December 31, 2006, 2005 and 2004, Altria Group, Inc. granted 0.7 million, 2.0 million and 1.7 million EOSOs, respectively.
Altria Group, Inc. elected to calculate the initial pool of tax benefits resulting from tax deductions in excess of the stock-based employee compensation expense recognized in the statement of earnings (“excess tax benefits”) under the FASB Staff Position 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” Excess tax benefits occur when the tax deduction claimed at vesting exceeds the fair value compensation expense accrued under SFAS No. 123(R). Excess tax benefits of $195 million were recognized for the year ended December 31, 2006 and were presented as financing cash flows. Previously, excess tax benefits were included in operating cash flows. Under SFAS No. 123(R), tax shortfalls occur when actual tax deductible compensation expense is less than cumulative stock-based compensation expense recognized in the financial statements. Tax shortfalls of $8 million at Kraft were recognized for the year ended December 31, 2006, and were recorded in additional paid-in capital.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Asset Impairment and Exit Costs:
For the years ended December 31, 2006, 2005 and 2004, pre-tax asset impairment and exit costs consisted of the following:

		2006	2005	2004
		(in millions)
Separation program	U.S. tobacco	$ 10	$ -	$ 1
Separation program	European Union	99	30	31
Separation program	Eastern Europe, Middle East and Africa	2	14
Separation program	Asia	19	7
Separation program	Latin America	1	4
Separation program	General corporate	32	49	56

Total separation program		163	104	88

Asset impairment	European Union	5	19	13
Asset impairment	Eastern Europe, Middle East and Africa		5
Asset impairment	Asia		9
Asset impairment	Latin America		2
Asset impairment	General corporate	10		10

Total asset impairment		15	35	23

Lease termination	General corporate			4

Asset impairment and exit costs		$178	$139	$115

In 2006, PMI’s pre-tax charges primarily related to the streamlining of various operations. In July, 2006, PMI announced its intention to close its factory in Munich, Germany in 2009, with the terms and conditions being finalized in the third quarter of 2006 with the local Works Council. PMI estimates that the total cost to close the facility will be approximately $100 million, of which approximately $20 million will be due to accelerated depreciation through 2009. During 2006, PMI incurred $57 million of costs related to the Munich factory closure. During 2005, PMI recorded pre-tax charges of $90 million, primarily related to the write-off of obsolete equipment, severance benefits and impairment charges associated with the closure of a factory in the Czech Republic, and the streamlining of various operations. During 2004, PMI recorded pre-tax charges of $44 million for severance benefits and impairment charges related to the closure of its Eger, Hungary facility and a factory in Belgium, and the streamlining of its Benelux operations.
In 2006, 2005 and 2004, general corporate pre-tax charges of $42 million, $49 million and $70 million, respectively, primarily related to the streamlining of various corporate functions in each year, and the write-off of an investment in an e-business consumer products purchasing exchange in 2004.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Divestitures:
Discontinued Operations:
On March 30, 2007, Altria Group, Inc. completed the spin-off of all of its remaining interest in Kraft on a pro rata basis to Altria Group, Inc. stockholders in a tax-free distribution. Altria Group, Inc. has reflected Kraft as discontinued operations in the consolidated balance sheets, statements of earnings and statements of cash flows for all periods presented.
Summarized financial information for discontinued operations for the years ended December 31, 2006, 2005 and 2004 were as follows (in millions):

	2006	2005	2004

Net revenues	$34,356	$34,341	$32,645

Earnings before income taxes and minority interest	$4,016	$4,157	$4,049
Impairment loss on assets of discontinued operations held for sale			(107)
Provision for income taxes	(951)	(1,225)	(1,274)
Loss on sale of discontinued operations		(297)
Minority interest in earnings from discontinued operations	(372)	(370)	(405)

Earnings from discontinued operations, net of income taxes and minority interest	$2,693	$2,265	$2,263

The impairment loss on assets of discontinued operations held for sale and the loss on sale of discontinued operations related to Kraft’s sale of its sugar confectionery business in June 2005.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Summarized assets and liabilities of discontinued operations as of December 31, 2006 and 2005 were as follows (in millions):

	2006	2005
Assets:
Cash and cash equivalents	$239	$316
Receivables, net	3,262	2,733
Inventories	3,506	3,343
Other current assets	640	1,109

Current assets of discontinued operations	7,647	7,501

Property, plant and equipment, net	9,693	9,817
Goodwill	27,038	25,648
Other intangible assets, net	10,177	10,516
Prepaid pension assets	1,168	3,617
Other assets	729	877

Long-term assets of discontinued operations	48,805	50,475

Liabilities:
Short-term borrowings	1,715	805
Current portion of long-term debt	1,418	1,268
Accounts payable	2,602	2,270
Accrued liabilities	3,980	3,492
Income taxes	151	237

Current liabilities of discontinued operations	9,866	8,072

Long-term debt	7,081	8,475
Deferred income taxes	3,930	6,067
Accrued pension costs	1,022	1,226
Accrued postretirement health care costs	3,014	1,931
Minority interest	3,109	3,806
Other liabilities	1,473	1,586

Long-term liabilities of discontinued operations	19,629	23,091

Net Assets	$26,957	$26,813

Other:

As discussed in Note 5. Acquisitions, in 2006, PMI exchanged its interest in a beer business in the Dominican Republic for a cigarette business in the Dominican Republic and $427 million of cash. This transaction resulted in a pre-tax gain on sale of $488 million. The aggregate proceeds received from divestitures during 2006 were $520 million. The operating results of this divestiture was not material to Altria Group, Inc.’s consolidated financial position, operating results or cash flows in any of the periods presented.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Acquisitions:

PMI – Holdings in the Dominican Republic:

In November 2006, a subsidiary of PMI exchanged its 47.5% interest in E. León Jimenes, C. por. A. (“ELJ”), which included a 40% indirect interest in ELJ’s beer subsidiary, Cerveceria Nacional Dominicana, C. por. A., for 100% ownership of ELJ’s cigarette subsidiary, Industria de Tabaco León Jimenes, S.A. (“ITLJ”) and $427 million of cash, which was contributed to ITLJ prior to the transaction. As a result of the transaction, PMI now owns 100% of the cigarette business and no longer holds an interest in ELJ’s beer business. The exchange of PMI’s interest in ELJ’s beer subsidiary resulted in a pre-tax gain on sale of $488 million, which increased Altria Group, Inc.’s 2006 net earnings by $0.15 per diluted share. The operating results of ELJ’s cigarette subsidiary from November 2006 to December 31, 2006, the amounts of which were not material, were included in Altria Group, Inc.’s operating results.

Sampoerna:

In March 2005, a subsidiary of PMI acquired 40% of the outstanding shares of PT HM Sampoerna Tbk (“Sampoerna”), an Indonesian tobacco company. In May 2005, PMI purchased an additional 58%, for a total of 98%. The total cost of the transaction was approximately $4.8 billion, including Sampoerna’s cash of approximately $0.3 billion and debt of the U.S. dollar equivalent of approximately $0.2 billion. The purchase price was primarily financed through a euro 4.5 billion bank credit facility arranged for PMI and its subsidiaries in May 2005, consisting of a euro 2.5 billion three-year term loan facility (which, through repayments has been reduced to euro 1.5 billion) and a euro 2.0 billion five-year revolving credit facility. These facilities are not guaranteed by ALG.

The acquisition of Sampoerna allowed PMI to enter the profitable kretek cigarette category in Indonesia. Sampoerna’s financial position and results of operations have been fully consolidated with PMI as of June 1, 2005. From March 2005 to May 2005, PMI recorded equity earnings in Sampoerna. During the years ended December 31, 2006 and 2005, Sampoerna contributed $608 million and $315 million, respectively, of operating income and $249 million and $128 million, respectively, of net earnings.

During 2006, the allocation of purchase price relating to the acquisition of Sampoerna was completed. Assets purchased consist primarily of goodwill of $3.5 billion, other intangible assets (primarily brands) of $1.3 billion, inventories of $0.5 billion and property, plant and equipment of $0.4 billion. Liabilities assumed in the acquisition consist principally of long-term debt of $0.3 billion and accrued liabilities.

Other:

In the third quarter of 2006, PMI entered into an agreement with British American Tobacco to purchase the Muratti and Ambassador trademarks in certain markets, as well as the rights to L&M and Chesterfield in Hong Kong, in exchange for the rights to Benson & Hedges in certain African markets and a payment of $115 million. The transaction closed in the fourth quarter of 2006.

During 2005, PMI acquired a 98% stake in Coltabaco, the largest tobacco company in Colombia, for approximately $300 million.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

During 2004, PMI purchased a tobacco business in Finland for $42 million.
The effects of these other acquisitions, in the aggregate, were not material to Altria Group, Inc.’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.
On January 19, 2007, PMI entered into an agreement to acquire an additional 50.2% stake in a Pakistan cigarette manufacturer, Lakson Tobacco Company Limited (“Lakson Tobacco”), which is expected to bring PMI’s stake in Lakson Tobacco to approximately 90%. The transaction is valued at approximately $340 million and is expected to be completed during the first half of 2007. In January 2007, PMI notified the Securities and Exchange Commission of Pakistan and local stock exchanges of its intention to commence a public tender offer for the remaining shares.
Note 6. Inventories:
The cost of approximately 24% and 31% of inventories in 2006 and 2005, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion lower than the current cost of inventories at December 31, 2006 and 2005.
Note 7. Investment in SABMiller:
At December 31, 2006, ALG had a 28.6% economic and voting interest in SABMiller. ALG’s ownership interest in SABMiller is being accounted for under the equity method. Accordingly, ALG’s investment in SABMiller of approximately $3.7 billion and $3.4 billion is included in other assets on the consolidated balance sheets at December 31, 2006 and 2005, respectively. ALG had deferred tax liabilities of $1.2 billion and $1.1 billion at December 31, 2006 and 2005, respectively, related to its investment in SABMiller. In October 2005, SABMiller purchased a 71.8% interest in Bavaria SA, the second-largest brewer in South America, in exchange for the issuance of 225 million SABMiller ordinary shares. The ordinary shares had a value of approximately $3.5 billion. The remaining shares of Bavaria SA were acquired via a cash tender offer. Following the completion of the share issuance, ALG’s economic ownership interest in SABMiller was reduced from 33.9% to approximately 28.7%. In addition, ALG elected to convert all of its non-voting shares into voting shares, and as a result increased its voting interest from 24.9% to 28.7%. The issuance of SABMiller ordinary shares in exchange for a controlling interest in Bavaria SA resulted in a change of ownership gain for ALG of $402  million, net of income taxes, that was recorded in stockholders’ equity in the fourth quarter of 2005. ALG records its share of SABMiller’s net earnings, based on its economic ownership percentage, in equity earnings and minority interest, net, on the consolidated statements of earnings.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Finance Assets, net:
In 2003, PMCC shifted its strategic focus and is no longer making new investments but is instead focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold. During 2006, 2005 and 2004, PMCC received proceeds from asset sales and maturities of $357 million, $476 million and $644 million, respectively, and recorded gains of $132 million, $72 million and $112 million, respectively, in operating companies income.
At December 31, 2006, finance assets, net, of $6,740 million were comprised of investments in finance leases of $7,207 million and other receivables of $13 million, reduced by allowance for losses of $480 million. At December 31, 2005, finance assets, net, of $7,189 million were comprised of investments in finance leases of $7,737 million and other receivables of $48 million, reduced by allowance for losses of $596 million.
A summary of the net investment in finance leases at December 31, before allowance for losses, was as follows (in millions):

			Direct
	Leveraged Leases		Finance Leases		Total
	2006	2005	2006	2005	2006	2005
Rentals receivable, net	$7,517	$8,237	$426	$628	$7,943	$8,865
Unguaranteed residual values	1,752	1,846	98	101	1,850	1,947
Unearned income	(2,520)	(2,878)	(37)	(159)	(2,557)	(3,037)
Deferred investment tax credits	(29)	(38)			(29)	(38)

Investments in finance leases	6,720	7,167	487	570	7,207	7,737
Deferred income taxes	(5,443)	(5,666)	(293)	(320)	(5,736)	(5,986)

Net investments in finance leases	$1,277	$1,501	$194	$250	$1,471	$1,751

For leveraged leases, rentals receivable, net, represent unpaid rentals, net of principal and interest payments on third-party nonrecourse debt. PMCC’s rights to rentals receivable are subordinate to the third-party nonrecourse debtholders, and the leased equipment is pledged as collateral to the debtholders. The payment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $15.1 billion and $16.7 billion at December 31, 2006 and 2005, respectively, has been offset against the related rentals receivable. There were no leases with contingent rentals in 2006, 2005 and 2004.
At December 31, 2006, PMCC’s investment in finance leases was principally comprised of the following investment categories: electric power (29%), aircraft (26%), rail and surface transport (23%), manufacturing (12%), and real estate (10%). Investments located outside the United States, which are primarily dollar-denominated, represent 22% and 20% of PMCC’s investments in finance leases in 2006 and 2005, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Among its leasing activities, PMCC leases a number of aircraft, predominantly to major United States passenger carriers. At December 31, 2006, $1.9 billion of PMCC’s finance asset balance related to aircraft. Two of PMCC’s aircraft lessees, Delta Air Lines, Inc. (“Delta”) and Northwest Airlines, Inc. (“Northwest”) are currently under bankruptcy protection. In addition, PMCC leases one natural gas-fired power plant to an indirect subsidiary of Calpine Corporation (“Calpine”). Calpine, which has guaranteed the lease, is currently operating under bankruptcy protection. PMCC does not record income on leases in bankruptcy. Should a lease rejection or foreclosure occur, it would also result in the write-off of the finance asset balance against PMCC’s allowance for losses and the acceleration of deferred tax payments on these leases. At December 31, 2006, PMCC’s finance asset balances for these leases were as follows:
•
Delta – PMCC’s leveraged leases with Delta for six Boeing 757, nine Boeing 767, and four McDonnell Douglas (MD-88) aircraft total $257 million. The finance asset balance has been provided for in the allowance for losses.

•
Northwest – PMCC has leveraged leases for three Airbus A-320 aircraft totaling $32 million. In 2006, PMCC sold ten Airbus A-319 aircraft financed under leveraged leases, which were rejected by the lessee in 2005. Additionally, during 2006, five regional jets (“RJ85s”) previously financed as leveraged leases were foreclosed upon. Based on PMCC’s assessment of the prospect for recovery on the A-320 aircraft, a portion of the outstanding finance asset balance has been provided for in the allowance for losses.

•
Calpine – PMCC’s leveraged lease for one 750 megawatt (“MW”) natural gas-fired power plant (located in Pasadena, Texas) was $60 million. The lessee (an affiliate of Calpine) was not included as part of the bankruptcy filing of Calpine. In addition, leases of two 265 MW natural gas-fired power plants (located in Tiverton, Rhode Island, and Rumford, Maine), which were part of the bankruptcy filing, were rejected during the first quarter of 2006. It is anticipated that at some point during the Calpine bankruptcy proceedings, PMCC’s interest in these plants will be foreclosed upon by the lenders under the leveraged leases. Based on PMCC’s assessment of the prospect for recovery on the Pasadena plant, a portion of the outstanding finance asset balance has been provided for in the allowance for losses.

At December 31, 2006, PMCC’s allowance for losses was $480 million. During the second quarter of 2006, PMCC increased its allowance for losses by $103 million due to continuing issues within the airline industry. Charge-offs to the allowance for losses in 2006 totaled $219 million. The acceleration of taxes on the foreclosures of Northwest RJ85s and six aircraft previously financed under leveraged leases with United Air Lines, Inc. (“United”) written off in the first quarter of 2006 upon United’s emergence from bankruptcy, totaled approximately $80 million. Foreclosures on Delta and Calpine (Tiverton & Rumford) leveraged leases will result in the acceleration of previously deferred taxes of approximately $180 million.
In the third quarter of 2005, PMCC recorded a provision for losses of $200 million due to continuing uncertainty within its airline portfolio and bankruptcy filings by Delta and Northwest. As a result of this provision, PMCC’s fixed charges coverage ratio did not meet its 1.25:1 requirement under a support agreement with ALG. Accordingly, as required by the support agreement, a support payment of $150 million was made by ALG to PMCC in September 2005. In addition, in the fourth quarter of 2004, PMCC recorded a provision for losses of $140 million for its airline industry exposure. During 2006, 2005 and 2004, charge-

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

offs to the allowance for losses were $219 million, $101 million and $39 million, respectively. It is possible that additional adverse developments may require PMCC to increase its allowance for losses.
Rentals receivable in excess of debt service requirements on third-party nonrecourse debt related to leveraged leases and rentals receivable from direct finance leases at December 31, 2006, were as follows (in millions):

		Direct
	Leveraged	Finance
	Leases	Leases	Total
2007	$167	$55	$222
2008	266	48	314
2009	276	48	324
2010	323	45	368
2011	196	49	245
2012 and thereafter	6,289	181	6,470

Total	$7,517	$426	$7,943

Included in net revenues for the years ended December 31, 2006, 2005 and 2004, were leveraged lease revenues of $302 million, $303 million and $351 million, respectively, and direct finance lease revenues of $8 million, $11 million and $38 million, respectively. Income tax expense on leveraged lease revenues for the years ended December 31, 2006, 2005 and 2004, was $107 million, $108 million and $136 million, respectively.
Income from investment tax credits on leveraged leases and initial direct costs and executory costs on direct finance leases were not significant during the years ended December 31, 2006, 2005 and 2004.
As discussed further in Note 14. Income Taxes, the Internal Revenue Service has disallowed benefits pertaining to several PMCC leverage lease transactions for the years 1996 through 1999.
Note 9. Short-Term Borrowings and Borrowing Arrangements:
At December 31, 2006 and 2005, Altria Group, Inc.’s consumer products businesses had short-term borrowings of $420 million and $4,411 million, respectively, consisting of bank loans with an average year-end interest rate of 8.2% and 4.1%, respectively. Of these amounts, Altria Group, Inc. reclassified $2,380 million at December 31, 2005 to long-term debt based upon its intent and ability to refinance these borrowings.
The fair values of Altria Group, Inc.’s short-term borrowings at December 31, 2006 and 2005, based upon current market interest rates, approximate the amounts disclosed above.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2006, ALG’s debt ratings by major credit rating agencies were as follows:

	Short-term	Long-term	Outlook

Moody’s	P-2	Baa1	Stable
Standard & Poor’s	A-2	BBB	Positive
Fitch	F-2	BBB+	Stable
As discussed in Note 5. Acquisitions, the purchase price of the Sampoerna acquisition was primarily financed through a euro 4.5 billion bank credit facility arranged for PMI and its subsidiaries in May 2005, consisting of a euro 2.5 billion three-year term loan facility (which, through repayments has been reduced to euro 1.5 billion) and a euro 2.0 billion five-year revolving credit facility. At December 31, 2006, borrowings under the term loan were included in long-term debt. These facilities, which are not guaranteed by ALG, require PMI to maintain an earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest ratio of not less than 3.5 to 1.0. At December 31, 2006, PMI’s ratio calculated in accordance with the agreements was 29.0 to 1.0.
ALG has a 364-day revolving credit facility in the amount of $1.0 billion, which expires on March 30, 2007. In addition, ALG maintains a multi-year credit facility in the amount of $4.0 billion, which expires in April 2010. The ALG facilities require the maintenance of an earnings to fixed charges ratio, as defined by the agreement, of not less than 2.5 to 1.0. At December 31, 2006, the ratio calculated in accordance with the agreement was 11.6 to 1.0. After giving effect to the Kraft spin-off, the ratio at December 31, 2006 would have been 16.3 to 1.0.
ALG and PMI expect to continue to meet their respective covenants. These facilities do not include any credit rating triggers or any provisions that could require the posting of collateral. The multi-year facilities enable the respective companies to reclassify short-term debt on a long-term basis.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2006, credit lines for ALG and PMI, and the related activity, were as follows (in billions of dollars):

ALG	December 31, 2006
			Commercial
		Amount	Paper	Lines
Type	Credit Lines	Drawn	Outstanding	Available
364-day	$1.0	$—	$—	$1.0
Multi-year	4.0			4.0

	$5.0	$—	$—	$5.0

PMI	December 31, 2006
	Credit	Amount	Lines
Type	Lines	Drawn	Available
3-year term loan	$2.0	$2.0	$—
5-year revolving credit	2.6		2.6

	$4.6	$2.0	$2.6

In addition to the above, certain international subsidiaries of ALG maintain credit lines to meet their respective working capital needs. These credit lines, which amounted to approximately $2.2 billion are for the sole use of these international businesses. Borrowings on these lines amounted to approximately $0.4 billion and $0.6 billion at December 31, 2006 and 2005, respectively.

ALG does not guarantee the debt of PMI.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Long-Term Debt:
          At December 31, 2006 and 2005, Altria Group, Inc.’s long-term debt consisted of the following:

	2006	2005
	(in millions)
Consumer products:
Short-term borrowings, reclassified as long-term debt	$—	$2,380

Notes, 5.63% to 7.65% (average effective rate 6.85%), due through 2013	2,350	3,184

7.75% Debenture, due 2027	750	816

Foreign currency obligations:

Euro, 3.97% to 5.63% (average effective rate 4.64%), due 2008	3,305	2,387

Other foreign	402	432

Other	139	141

	6,946	9,340
Less current portion of long-term debt	(648)	(2,162)

	$6,298	$7,178

Financial services:

Eurodollar bonds, 7.50%, due 2009	$499	$499
Swiss franc, 4.00%, due 2007	620	1,336
Euro, 6.88%, due 2006		179

	$1,119	$2,014

     Aggregate maturities of Altria Group, Inc.’s long-term debt are as follows (in millions):

	Consumer Products	Financial Services

2007	$648	$620
2008	4,224
2009	297	499
2010	22
2011	4
2012-2016	1,001
2017-2021
Thereafter	750

Based on market quotes, where available, or interest rates currently available to Altria Group, Inc. for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2006 and 2005 was $8.4 billion and $11.8 billion, respectively.
     ALG does not guarantee the debt of PMI.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Capital Stock:
Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

	Shares	Shares	Shares
	Issued	Repurchased	Outstanding
Balances, January 1, 2004	2,805,961,317	(768,697,895)	2,037,263,422

Exercise of stock options and issuance of other stock awards		22,264,054	22,264,054

Balances, December 31, 2004	2,805,961,317	(746,433,841)	2,059,527,476

Exercise of stock options and issuance of other stock awards		24,736,923	24,736,923

Balances, December 31, 2005	2,805,961,317	(721,696,918)	2,084,264,399

Exercise of stock options and issuance of other stock awards		12,816,529	12,816,529

Balances, December 31, 2006	2,805,961,317	(708,880,389)	2,097,080,928

At December 31, 2006, 89,488,842 shares of common stock were reserved for stock options and other stock awards under Altria Group, Inc.’s stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.
Note 12. Stock Plans:
Under the Altria Group, Inc. 2005 Performance Incentive Plan (the “2005 Plan”), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 50 million shares of common stock may be issued under the 2005 Plan. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the 2005 Stock Compensation Plan for Non-Employee Directors (the “2005 Directors Plan”). At December 31, 2006, employees held options to purchase 40,093,392 shares of Altria Group, Inc.’s common stock, of which 14,525,177 shares were held by Kraft employees. Shares available to be granted under the 2005 Plan and the 2005 Directors Plan at December 31, 2006 were 45,912,082 and 962,948, respectively.
Altria Group, Inc. has not granted stock options to employees since 2002. Under certain circumstances, senior executives who exercise outstanding stock options using shares to pay the option exercise price and taxes receive EOSOs equal to the number of shares tendered. EOSOs are granted at an exercise price of not less than fair market value on the date of the grant, and become exercisable six months after the grant date. This feature will cease during 2007.
Concurrent with Kraft’s Initial Public Offering (“IPO”) in June 2001, certain Altria Group, Inc. employees received a one-time grant of options to purchase shares of Kraft’s Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. At December 31, 2006,

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

employees held options to purchase approximately 1.3 million shares of Kraft’s Class A common stock from Altria Group, Inc.
Stock Option Plan
Pre-tax compensation cost and the related tax benefit for stock option awards totaled $17 million and $6 million, respectively, for the year ended December 31, 2006. These amounts included $3 million and $1 million, respectively, related to employees of Kraft. The fair value of the awards was determined using a modified Black-Scholes methodology using the following weighted average assumptions:

				Expected
	Risk-Free	Expected	Expected	Dividend
	Interest Rate	Life	Volatility	Yield

2006 Altria Group, Inc.	4.83%	4 years	28.30%	4.29%
2005 Altria Group, Inc.	3.97	4	32.66	4.39
2004 Altria Group, Inc.	2.96	4	37.01	5.22
Altria Group, Inc. stock option activity was as follows for the year ended December 31, 2006:

			Average
		Weighted	Remaining	Aggregate
	Shares Subject	Average	Contractual	Intrinsic
	to Option	Exercise Price	Term	Value

Balance at January 1, 2006	51,657,197	41.82

Options granted (EOSOs)	725,129	75.18

Options exercised	(12,218,054)	39.77

Options canceled	(70,880)	41.96

Balance at December 31, 2006	40,093,392	43.05	3 years	$1.7 billion

Exercisable at December 31, 2006	39,819,096	42.79	3 years	$1.7 billion

The aggregate intrinsic value shown in the table above was based on the December 31, 2006 closing price for Altria Group, Inc.’s common stock of $85.82. The weighted-average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $14.53, $14.41 and $11.09, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $456 million, $756 million and $441 million, respectively.
Restricted Stock Plans
Altria Group, Inc. may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. Restricted stock generally vests on the third anniversary of the grant date.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period, which is generally three years. Altria Group, Inc. recorded pre-tax compensation expense related to restricted stock and rights for the years ended December 31, 2006, 2005 and 2004 of $114 million, $115 million and $79 million, respectively. The deferred tax benefit recorded related to this compensation expense was $42 million, $42 million and $29 million for the years ended December 31, 2006, 2005 and 2004, respectively. The pre-tax compensation expense for the year ended December 31, 2006 includes the pre-tax cumulative effect gain of $5 million from the adoption of SFAS No. 123(R). The unamortized compensation expense related to Altria Group, Inc. restricted stock and rights was $157 million at December 31, 2006 and is expected to be recognized over a weighted average period of 2 years.
Altria Group, Inc. restricted stock and rights activity was as follows for the year ended December 31, 2006:

		Weighted-Average
	Number of	Grant Date Fair Value
	Shares	Per Share

Balance at January 1, 2006	7,839,799	$48.99
Granted	1,963,960	74.21
Vested	(2,998,400)	36.74
Forfeited	(408,649)	58.98

Balance at December 31, 2006	6,396,710	61.80

The weighted–average grant date fair value of Altria Group, Inc. restricted stock and rights granted during the years ended December 31, 2006, 2005 and 2004 was $146 million, $137 million and $133 million, respectively, or $74.21, $62.05 and $55.42 per restricted share or right, respectively. The total fair value of Altria Group, Inc. restricted stock and rights vested during the years ended December 31, 2006, 2005 and 2004 was $215 million, $4 million and $8 million, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Earnings per Share:
Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)

Earnings from continuing operations	$9,329	$8,170	$7,153
Earnings from discontinued operations	2,693	2,265	2,263

Net earnings	$12,022	$10,435	$9,416

Weighted average shares for basic EPS	2,087	2,070	2,047

Plus incremental shares from assumed conversions:
Restricted stock and stock rights	4	6	3
Stock options	14	14	13

Weighted average shares for diluted EPS	2,105	2,090	2,063

For the 2006, 2005 and 2004 computations, the number of stock options excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive was immaterial.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Income Taxes:
Earnings from continuing operations before income taxes, and equity earnings and minority interest, net, and provision for income taxes consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in millions)
Earnings from continuing operations before income taxes, and equity earnings and minority interest, net:
United States	$5,813	$5,288	$4,798
Outside United States	6,707	6,031	5,260

Total	$12,520	$11,319	$10,058

Provision for income taxes:
United States federal:
Current	$1,841	$2,033	$1,431
Deferred	(368)	(555)	381

	1,473	1,478	1,812
State and local	250	240	286

Total United States	1,723	1,718	2,098

Outside United States:
Current	1,649	1,713	1,202
Deferred	28	(22)	(34)

Total outside United States	1,677	1,691	1,168

Total provision for income taxes	$3,400	$3,409	$3,266

The Internal Revenue Service (“IRS”) concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999, and issued a final Revenue Agent’s Report (“RAR”) on March 15, 2006. Altria Group, Inc. agreed with the RAR, with the exception of certain leasing matters discussed below. Consequently, in March 2006, Altria Group, Inc. recorded non-cash tax benefits of $1.0 billion, which principally represented the reversal of tax reserves following the issuance of and agreement with the RAR. Although there was no impact to Altria Group, Inc.’s consolidated operating cash flow, Altria Group, Inc. reimbursed $337 million in cash to Kraft for its portion of the $1.0 billion in tax benefits, as well as pre-tax interest of $46 million. The amounts related to Kraft were reclassified to earnings from discontinued operations. The tax reversal resulted in an increase to earnings from continuing operations of approximately $630 million for the year ended December 31, 2006.
Altria Group, Inc. has agreed with all conclusions of the RAR, with the exception of the disallowance of benefits pertaining to several PMCC leveraged lease transactions for the years 1996 through 1999. PMCC will continue to assert its position regarding these leveraged lease transactions and contest approximately $150 million of tax and net interest assessed and paid with regard to them. The IRS may in the future challenge and disallow more of PMCC’s leveraged leases based on recent Revenue Rulings, a recent IRS Notice and subsequent case

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

     law addressing specific types of leveraged leases (lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions). PMCC believes that the position and supporting case law described in the RAR, Revenue Rulings and the IRS Notice are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through litigation. In this regard, on October 16, 2006, PMCC filed a complaint in the U.S. District Court for the Southern District of New York to claim refunds for a portion of these tax payments and associated interest. However, should PMCC’s position not be upheld, PMCC may have to accelerate the payment of significant amounts of federal income tax and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria Group, Inc. in a particular fiscal quarter or fiscal year. PMCC considered this matter in its adoption of FASB Interpretation No. 48 and FASB Staff Position No. FAS 13-2.
As previously discussed in Note 2. Summary of Significant Accounting Policies, Altria Group, Inc.’s adoption of FIN 48 will result in an increase to stockholders’ equity as of January 1, 2007 of approximately $800 million to $900 million (including $200 million to $225 million related to discontinued operations). In addition, the adoption of FASB Staff Position No. FAS 13-2 will result in a reduction to stockholders’ equity of approximately $125 million as of January 1, 2007.
At December 31, 2006, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $8 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.
In October 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law. The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated. In 2005, Altria Group, Inc. repatriated $5.5 billion of earnings under the provisions of the Jobs Act. Deferred taxes had previously been provided for a portion of the dividends remitted. The reversal of the deferred taxes more than offset the tax costs to repatriate the earnings and resulted in a net tax reduction of $344 million in the 2005 consolidated income tax provision.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:

State and local income taxes, net of federal tax benefit excluding IRS audit impacts	1.5	1.2	1.9

Benefit related to dividend repatriation under the Jobs Act		(3.0)
Benefit principally related to reversal of federal and state reserves on conclusion of IRS audit	(5.0)

Reversal of other tax accruals no longer required	(0.8)	(0.2)	(3.2)

Foreign rate differences	(5.0)	(4.4)	(4.5)

Foreign dividend repatriation cost	0.2	0.7	2.6

Other	1.3	0.8	0.7

Effective tax rate	27.2%	30.1%	32.5%

The tax provision in 2006 includes $630 million of non-cash tax benefits principally representing the reversal of tax reserves after the U.S. IRS concluded its examination of Altria Group, Inc.’s consolidated tax returns for the years 1996 through 1999 in the first quarter of 2006. The 2006 rate also includes the reversal of foreign tax accruals no longer required at PMI of $105 million in the fourth quarter. The tax provision in 2005 includes a $344 million benefit related to dividend repatriation under the Jobs Act in 2005, as well as other benefits, including the impact of the domestic manufacturers’ deduction under the Jobs Act and lower repatriation costs. The tax provision in 2004 includes the reversal of $320 million of tax accruals that are no longer required due to foreign tax events that were resolved during the second quarter of 2004.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2006 and 2005:

	2006	2005
	(in millions)
Deferred income tax assets:

Accrued postretirement and postemployment benefits	$984	$632

Settlement charges	1,449	1,228

Total deferred income tax assets	2,433	1,860

Deferred income tax liabilities:
Trade names	(385)	(375)

Unremitted earnings	(288)	(210)

Property, plant and equipment	(736)	(670)

Prepaid pension costs	(116)	(438)

Other	(392)	(722)

Total deferred income tax liabilities	(1,917)	(2,415)

Net deferred income tax assets (liabilities)	$516	$(555)

Financial services deferred income tax liabilities are primarily attributable to temporary differences relating to net investments in finance leases.
Note 15. Segment Reporting:
The products of ALG’s subsidiaries include cigarettes and other tobacco products sold in the United States by PM USA and outside of the United States by PMI. PMI’s operations are organized and managed by geographic region. Another subsidiary of ALG, PMCC, maintains a portfolio of leveraged and direct finance leases. As discussed in Note 1. Background and Basis of Presentation, beginning with the second quarter of 2007, Altria Group, Inc. revised its reportable segments. Altria Group, Inc.’s revised segments are U.S. tobacco; European Union; Eastern Europe, Middle East and Africa; Asia; Latin America; and Financial Services.
Altria Group, Inc.’s management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the ALG level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.’s management. Altria Group, Inc.’s assets are managed on a worldwide basis by major products and are presented as such on the consolidated balance sheets. As described in Note 2. Summary of Significant Accounting Policies, intangible assets and related amortization are principally attributable to the international tobacco business. Other assets consist primarily of cash and cash equivalents and the investment in SABMiller. The accounting policies of the segments are the same as those described in Note 2.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Segment data were as follows:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)

Net revenues:
U.S. tobacco	$18,474	$18,134	$17,511

European Union	23,752	23,874	22,181
Eastern Europe, Middle East and Africa	9,972	8,869	7,479
Asia	10,142	8,609	6,601
Latin America	4,394	3,936	3,275

Total International tobacco	48,260	45,288	39,536

Financial services	317	319	395

Net revenues	$67,051	$63,741	$57,442

Earnings from continuing operations before income taxes, and equity earnings and minority interest, net:
Operating companies income:

U.S. tobacco	$4,812	$4,581	$4,405

European Union	3,516	3,934	3,323
Eastern Europe, Middle East and Africa	2,065	1,635	1,543
Asia	1,869	1,793	1,310
Latin America	1,008	463	390

Total International tobacco	8,458	7,825	6,566

Financial services	176	31	144
Amortization of intangibles	(23)	(18)	(6)
General corporate expenses	(536)	(579)	(541)

Operating income	12,887	11,840	10,568

Interest and other debt expense, net	(367)	(521)	(510)

Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	$12,520	$11,319	$10,058

Items affecting the comparability of results from continuing operations were as follows:
• Loss on U.S. Tobacco Pool – As further discussed in Note 19. Contingencies, in October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. Under the provisions of FETRA, PM USA was obligated to cover its share of potential losses that the government may incur on the disposition of pool tobacco stock accumulated under the previous tobacco price support program. In 2005, PM USA recorded a $138 million expense for its share of the loss.
• U.S. Tobacco Quota Buy-Out – The provisions of FETRA require PM USA, along with other manufacturers and importers of tobacco products, to make quarterly payments that will be used

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

to compensate tobacco growers and quota holders affected by the legislation. Payments made by PM USA under FETRA offset amounts due under the provisions of the National Tobacco Grower Settlement Trust (“NTGST”), a trust formerly established to compensate tobacco growers and quota holders. Disputes arose as to the applicability of FETRA to 2004 NTGST payments. During the third quarter of 2005, a North Carolina Supreme Court ruling determined that FETRA enactment had not triggered the offset provisions during 2004 and that tobacco companies were required to make full payment to the NTGST for the full year of 2004. The ruling, along with FETRA billings from the United States Department of Agriculture (“USDA”), established that FETRA was effective beginning in 2005. Accordingly, during the third quarter of 2005, PM USA reversed a 2004 accrual for FETRA payments in the amount of $115 million.
• Italian Antitrust Charge – During the first quarter of 2006, PMI recorded a $61 million charge related to an Italian antitrust action. This charge was included in the operating companies income of the European Union segment.
• European Commission Agreement – In July 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 member states of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against the earnings of the European Union segment in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI will record charges for them as an expense in cost of sales when product is shipped. PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if product seizures exceed 90 million cigarettes in a given year. To date, PMI’s payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $95 million, $136 million and $75 million were recorded in cost of sales in 2006, 2005 and 2004, respectively. Of these amounts, $88 million, $125 million and $75 million were recorded in the European Union segment, respectively, with the remainder recorded in the Eastern Europe, Middle East and Africa segment.
• Inventory Sale in Italy – During the first quarter of 2005, PMI made a one-time inventory sale to its new distributor in Italy, resulting in a $96 million pre-tax benefit to operating companies income for the European Union segment. During the second quarter of 2005, the new distributor reduced its inventories, resulting in lower shipments for PMI. The net impact of these actions was a benefit to the European Union segment pre-tax operating companies income of approximately $70 million for the year ended December 31, 2005.
• Asset Impairment and Exit Costs – See Note 3. Asset Impairment and Exit Costs, for a breakdown of these charges by segment.
• Gain on Sale of Business – During 2006, operating companies income of the Latin America segment included a pre-tax gain of $488 million related to the exchange of PMI’s interest in a beer business in the Dominican Republic for 100% ownership of a cigarette business. See Note 5. Acquisitions.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

• Provision for Airline Industry Exposure – As discussed in Note 8. Finance Assets, net, during 2006, PMCC increased its allowance for losses by $103 million, due to continuing issues within the airline industry. During 2005, PMCC increased its allowance for losses by $200 million, reflecting its exposure to the troubled airline industry, particularly Delta and Northwest, both of which filed for bankruptcy protection during 2005. Also, during 2004, in recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $140 million.
See Notes 4 and 5, respectively, regarding divestitures and acquisitions.

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Depreciation expense:
U.S. tobacco	$202	$208	$203
European Union	217	211	219
Eastern Europe, Middle East and Africa	186	162	142
Asia	193	100	64
Latin America	39	36	28

	837	717	656
Other	53	61	66

Total depreciation expense	$890	$778	$722

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Capital expenditures:
U.S. tobacco	$361	$228	$185
European Union	501	351	290
Eastern Europe, Middle East and Africa	165	231	339
Asia	181	123	52
Latin America	39	31	30

	1,247	964	896
Other	38	71	58

Total capital expenditures	$1,285	$1,035	$954

Total tobacco segment net revenues attributable to customers located in Germany, Altria Group, Inc.’s largest European market, were $7.7 billion, $7.6 billion and $7.3 billion for the years ended December 31, 2006, 2005 and 2004, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Geographic data for net revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill, other intangible assets, net, and assets of discontinued operations) were as follows:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Net revenues:

United States - domestic	$18,690	$18,347	$17,794
- export	3,459	3,502	3,371
European Union	23,721	23,831	22,117
Eastern Europe, Middle East and Africa	9,477	8,381	6,847
Asia	7,327	5,750	4,044

Latin America	4,377	3,930	3,269

Total net revenues	$67,051	$63,741	$57,442

	At December 31,
	2006	2005	2004
	(in millions)
Long-lived assets:

United States	$15,212	$18,728	$17,281

European Union	2,654	2,497	2,442

Eastern Europe, Middle East and Africa	1,416	1,319	1,207

Asia	1,302	1,215	566

Latin America	624	683	614

Total long-lived assets	$21,208	$24,442	$22,110

Note 16. Benefit Plans:
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires that employers recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet and record as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. Altria Group, Inc. adopted the recognition and related disclosure provisions of SFAS No. 158, prospectively, on December 31, 2006.
SFAS No. 158 also requires an entity to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position for fiscal years ending after December 15, 2008. Altria Group, Inc.’s non-U.S. pension plans are measured at September 30 of each year. Subsidiaries of PMI are expected to adopt the measurement date provision beginning December 31, 2008. Altria Group, Inc. is presently evaluating the impact of the measurement date change, which is not expected to be significant.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet at December 31, 2006 was as follows:

	Before		After
	Application		Application
	of		of
	SFAS No. 158	Adjustments	SFAS No. 158
	(in millions)
Current assets of discontinued operations	$7,646	$1	$7,647
Other current assets	2,360	(124)	2,236
Total current assets	26,275	(123)	26,152
Prepaid pension assets	2,054	(1,293)	761
Assets of discontinued operations	51,092	(2,287)	48,805
Other assets	5,469	607	6,076
Total consumer products assets	100,576	(3,096)	97,480
Total assets	107,366	(3,096)	104,270

Accrued liabilities — other	1,633	8	1,641
Current liabilities of discontinued operations	9,858	8	9,866
Total current liabilities	25,411	16	25,427
Deferred income taxes	1,617	(226)	1,391
Accrued pension costs	147	394	541
Accrued postretirement health care costs	1,595	414	2,009
Liabilities of discontinued operations	20,117	(488)	19,629
Other liabilities	2,059	180	2,239
Total consumer products liabilities	57,663	290	57,953
Total liabilities	64,361	290	64,651

Accumulated other comprehensive losses	(422)	(3,386)	(3,808)
Total stockholders’ equity	43,005	(3,386)	39,619
Total liabilities and stockholders’ equity	107,366	(3,096)	104,270

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The amounts recorded in accumulated other comprehensive losses at December 31, 2006 consisted of the following:

	U.S. and Non-U.S.
	Pensions	Postretirement	Postemployment	Total
	(in millions)
Net losses	$(1,784)	$(505)	$(197)	$(2,486)
Prior service cost	(119)	91		(28)
Net transition obligation	(2)			(2)
Deferred income taxes	623	159	75	857

Amounts to be amortized -continuing operations	(1,282)	(255)	(122)	(1,659)

Reverse additional minimum pension liability, net of taxes	79			79

Initial adoption of SFAS No. 158 -continuing operations	(1,203)	(255)	(122)	(1,580)

Initial adoption of SFAS No. 158 -discontinued operations	(1,405)	(437)	36	(1,806)

Initial adoption of SFAS No. 158	$(2,608)	$(692)	$(86)	$(3,386)

Altria Group, Inc. sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of ALG’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, ALG and its U.S. subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States are generally covered through local government plans.
The plan assets and benefit obligations of Altria Group, Inc.’s U.S. pension plans are measured at December 31 of each year, and all other non-U.S. pension plans are measured at September 30 of each year. The benefit obligations of Altria Group, Inc.’s postretirement plans are measured at December 31 of each year.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Pension Plans
Obligations and Funded Status
     The benefit obligations, plan assets and funded status of Altria Group, Inc.’s pension plans at December 31, 2006 and 2005, were as follows:

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
	(in millions)
Benefit obligation at January 1	$5,045	$4,783	$3,123	$2,729
Service cost	115	112	139	126
Interest cost	291	271	112	113
Benefits paid	(268)	(248)	(77)	(95)

Termination, settlement and curtailment	13	(37)	(11)	(5)
Actuarial losses (gains)	60	150	(142)	323

Currency			206	(185)
Acquisitions				71
Other	(1)	14	(27)	46

Benefit obligation at December 31	5,255	5,045	3,323	3,123

Fair value of plan assets at January 1	4,896	4,275	2,557	2,032
Actual return on plan assets	779	372	253	359
Employer contributions	289	508	135	325
Employee contributions			29	26
Benefits paid	(268)	(259)	(77)	(57)
Termination, settlement and curtailment			(10)	(5)
Currency			188	(144)

Actuarial gains (losses)	1		(9)	(3)
Acquisitions				24

Fair value of plan assets at December 31	5,697	4,896	3,066	2,557

Net pension asset (liability) recognized at December 31, 2006	$442		$(257)

Funded status (plan assets less than benefit obligations) at December 31, 2005		(149)		(566)

Unrecognized actuarial losses		1,733		740
Unrecognized prior service cost		94		46
Additional minimum liability		(108)		(292)
Unrecognized net transition obligation				2

Net prepaid pension asset (liability) recognized at December 31, 2005		$1,570		$(70)

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $0.2 billion at December 31, 2006 and $1.5 billion at December 31, 2005. These amounts were recognized in Altria Group, Inc.’s consolidated balance sheets at December 31, 2006 and 2005, as follows:

	2006	2005
	(in billions)
Prepaid pension assets	$0.8	$2.1
Other accrued liabilities	(0.1)	(0.2)
Accrued pension costs	(0.5)	(0.4)

	$0.2	$1.5

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $4.7 billion and $4.5 billion at December 31, 2006 and 2005, respectively. The accumulated benefit obligation for non-U.S. pension plans was $2.8 billion and $2.6 billion at December 31, 2006 and 2005, respectively.
For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $219 million, $183 million and $4 million, respectively, as of December 31, 2006, and $219 million, $173 million and $4 million, respectively, as of December 31, 2005. The majority of these relate to plans for salaried employees that cannot be funded under I.R.S. regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $185 million, $165 million and $42 million, respectively, as of December 31, 2006, and $2,449 million, $2,059 million and $1,868 million, respectively, as of December 31, 2005.
The following weighted-average assumptions were used to determine Altria Group, Inc.’s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Discount rate	5.90%	5.70%	3.88%	3.56%
Rate of compensation increase	4.50	4.50	3.21	3.17
Altria Group, Inc.’s 2006 year end U.S. plans discount rates were developed from a model portfolio of high-quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. The 2006 year-end discount rates for Altria Group, Inc.’s non-U.S. plans were developed from local bond indices that match local benefit obligations as closely as possible.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Components of Net Periodic Benefit Cost
     Net periodic pension cost consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
	(in millions)
Service cost	$115	$112	$105	$139	$126	$113

Interest cost	291	271	267	112	113	98

Expected return on plan assets	(393)	(362)	(357)	(190)	(162)	(139)

Amortization:
Net loss from experience differences	154	106	68	37	23	17

Prior service cost	12	14	13	5	6	5

Termination, settlement and curtailment	15	9	7	2	2	(4)

Net periodic pension cost	$194	$150	$103	$105	$108	$90

    During 2006, 2005 and 2004, employees left Altria Group, Inc. under voluntary early retirement and workforce reduction programs. These events resulted in settlement losses, curtailment losses and termination benefits for the U.S. plans in 2006, 2005 and 2004 of $15 million, $9 million and $7 million, respectively. Non-U.S. early retirement benefits resulted in additional termination benefits of $2 million during 2006 and 2005, and a reduction in retirement benefits of $4 million in 2004.
     The estimated net loss and prior service cost for the combined U.S. and non-U.S. pension plans that is expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during 2007 are $138 million and $16 million, respectively.
     The following weighted-average assumptions were used to determine Altria Group, Inc.’s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Discount rate	5.70%	5.75%	6.25%	3.56%	4.20%	4.18%
Expected rate of return on plan assets	8.00	8.00	9.00	7.26	7.21	7.25
Rate of compensation increase	4.50	4.50	4.50	3.17	3.49	3.76
     Altria Group, Inc.’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.
     ALG and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of ALG also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $163 million, $162 million and $152 million in 2006, 2005 and 2004, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Plan Assets
     The percentage of fair value of pension plan assets at December 31, 2006 and 2005, was as follows:

	U.S. Plans		Non-U.S. Plans
Asset Category	2006	2005	2006	2005
Equity securities	72%	73%	60%	60%
Debt securities	27	26	37	36
Real estate			2	2
Other	1	1	1	2

Total	100%	100%	100%	100%

Altria Group, Inc.’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of Altria Group, Inc.’s U.S. plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy utilizes indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high-yield and international debt securities.
For the plans outside the U.S., the investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country. These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans. In aggregate, the actual asset allocations of the non-U.S. plans are virtually identical to their respective asset policy targets.
Altria Group, Inc. attempts to mitigate investment risk by rebalancing between equity and debt asset classes as Altria Group, Inc.’s contributions and monthly benefit payments are made.

Altri
a Group, Inc. presently makes, and plans to make, contributions, to the extent that they are tax deductible and do not generate an excise tax liability, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans. Currently, Altria Group, Inc. anticipates making contributions of approximately $22 million in 2007 to its U.S. plans and approximately $104 million in 2007 to its non-U.S. plans, based on current tax law. However, these estimates are subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or significant changes in interest rates.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The estimated future benefit payments from the Altria Group, Inc. pension plans at December 31, 2006, were as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
2007	$258	$96
2008	263	99
2009	274	104
2010	286	110
2011	302	114
2012-2016	1,775	683
Postretirement Benefit Plans
Net postretirement health care costs consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
		(in millions)

Service cost	$ 49	$ 48	$ 42

Interest cost	121	110	107

Amortization:

Net loss from experience differences	39	22	11

Prior service credit	(4)	(4)

Other expense	3	3	1

Net postretirement health care costs	$208	$179	$161

The estimated net loss and prior service cost for the postretirement benefit plans that are expected to be amortized from accumulated other comprehensive income into net postretirement health care costs during 2007 are $35 million and $(9) million, respectively.
During 2006, 2005 and 2004, Altria Group, Inc. instituted early retirement programs. These actions resulted in special termination benefits and curtailment losses of $3 million in 2006 and 2005, and $1 million in 2004, which are included in other expense, above.
In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.
In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”). FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc. adopted FSP 106-2 in the third quarter of 2004. The impact for 2006, 2005 and 2004 was a reduction of pre-tax net postretirement health care costs and an increase in net earnings, which is included above as a reduction of the following:

	2006	2005	2004
	(in millions)

Service cost	$3	$3	$1
Interest cost	5	5	1
Amortization of unrecognized net loss from experience differences	4	4	2

Reduction of pre-tax net postretirement health care costs and an increase in net earnings	$12	$12	$4

The following weighted-average assumptions were used to determine Altria Group, Inc.’s net postretirement cost for the years ended December 31:

	2006	2005	2004
Discount rate	5.70%	5.75%	6.25%
Health care cost trend rate	8.00	8.00	7.00

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2006 and 2005, were as follows:

	2006	2005
	(in millions)

Accumulated postretirement benefit obligation at January 1	$2,132	$1,888
Service cost	49	48
Interest cost	121	110
Benefits paid	(86)	(72)
Curtailments	5	3
Plan amendments	(77)	22
Assumption changes	(10)	150
Actuarial gains	(21)	(17)

Accrued postretirement health care costs at December 31, 2006	$2,113

Accumulated postretirement benefit obligation at December 31, 2005		2,132

Unrecognized actuarial losses		(577)
Unrecognized prior service credit		17

Accrued postretirement health care costs at December 31, 2005		$1,572

The current portion of Altria Group, Inc.’s accrued postretirement health care costs of $104 million and $91 million at December 31, 2006 and 2005, respectively, is included in other accrued liabilities on the consolidated balance sheets.
The following weighted-average assumptions were used to determine Altria Group, Inc.’s postretirement benefit obligations at December 31:

	2006	2005
Discount rate	5.90%	5.70%
Health care cost trend rate assumed for next year	8.00	8.00
Ultimate trend rate	5.00	5.00
Year that the rate reaches the ultimate trend rate	2010	2009
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2006:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost	12.4%	(9.4)%
Effect on postretirement benefit obligation	9.7	(8.0)

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s estimated future benefit payments for its postretirement health care plans at December 31, 2006, were as follows:

(in millions)

2007	$104
2008	112
2009	120
2010	130
2011	139
2012-2016	788
Postemployment Benefit Plans
ALG and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in millions)

Service cost	$19	$11	$11
Interest cost	12
Amortization of unrecognized net loss	12	16	17
Other expense	63	80	59

Net postemployment costs	$106	$107	$87

As discussed in Note 3. Asset Impairment and Exit Costs, certain salaried employees left Altria Group, Inc. under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.
The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive income into net postemployment costs during 2007 is approximately $20 million.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2006 and 2005, were as follows:

	2006	2005
	(in millions)

Accumulated benefit obligation at January 1	$279	$205
Service cost	19	11
Interest cost	12
Benefits paid	(115)	(160)
Actuarial losses and assumption changes	155	223
Other	63

Accrued postemployment costs at December 31, 2006	$413

Accumulated benefit obligation at December 31, 2005		279
Unrecognized experience loss		(132)

Accrued postemployment costs at December 31, 2005		$147

The accumulated benefit obligation was determined using a discount rate of 7.9% in 2006, an assumed ultimate annual turnover rate of 1.8% and 1.3% in 2006 and 2005, respectively, assumed compensation cost increases of 4.5% in 2006 and 2005, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.
Note 17. Additional Information:
The amounts shown below are for continuing operations.

	For the Years Ended December 31,
	2006	2005	2004
		(in millions)

Research and development expense	$586	$558	$421

Advertising expense	$428	$470	$505

Interest and other debt expense, net:

Interest expense	$799	$905	$740

Interest income	(432)	(384)	(230)

	$367	$521	$510

Interest expense of financial services operations included in cost of sales	$ 81	$107	$106

Rent expense	$305	$312	$290

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2006, were as follows (in millions):

2007	$171
2008	114
2009	78
2010	48
2011	25
Thereafter	200

$636

Note 18. Financial Instruments:
      Derivative Financial Instruments
ALG’s subsidiaries operate globally, with manufacturing and sales facilities in various locations around the world. ALG and its subsidiaries utilize certain financial instruments to manage foreign currency and commodity exposures. Derivative financial instruments are used by ALG and its subsidiaries, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices, by creating offsetting exposures. Altria Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. Altria Group, Inc. formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.
Altria Group, Inc. uses forward foreign exchange contracts, foreign currency swaps and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which Altria Group, Inc. is exposed include the Japanese yen, Swiss franc and the euro. At December 31, 2006 and 2005, Altria Group, Inc. had contracts with aggregate notional amounts of $5.9 billion and $4.8 billion, respectively, of which $2.6 billion and $2.2 billion, respectively, were at Kraft. The effective portion of unrealized gains and losses associated with qualifying contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on Altria Group, Inc.’s consolidated statement of earnings.
In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. These swaps are accounted for as cash flow hedges. At

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005, the notional amounts of foreign currency swap agreements aggregated $1.4 billion and $2.3 billion, respectively.
Altria Group, Inc. also designates certain foreign currency denominated debt as net investment hedges of foreign operations. During the years ended December 31, 2006 and 2004, these hedges of net investments resulted in losses, net of income taxes, of $164 million and $344 million, respectively, and during the year ended December 31, 2005 resulted in a gain, net of income taxes, of $369 million. These gains and losses were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.
Kraft is exposed to price risk related to forecasted purchases of certain commodities used as raw materials. Accordingly, Kraft uses commodity forward contracts as cash flow hedges, primarily for coffee, milk, sugar and cocoa. In general, commodity forward contracts qualify for the normal purchase exception under U.S. GAAP, and are therefore not subject to the provisions of SFAS No. 133. In addition, commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar, soybean oil, natural gas and heating oil. For qualifying contracts, the effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2006 and 2005. At December 31, 2006 and 2005, Kraft had net long commodity positions of $533 million and $521 million, respectively.
During the years ended December 31, 2006, 2005 and 2004, ineffectiveness related to fair value hedges and cash flow hedges was not material. Altria Group, Inc. is hedging forecasted transactions for periods not exceeding the next twenty-three months. At December 31, 2006, Altria Group, Inc. estimates that an insignificant amount of derivative gains, net of income taxes, reported in accumulated other comprehensive earnings (losses) will be reclassified to the consolidated statement of earnings within the next twelve months.
Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2006, 2005 and 2004, as follows (in millions):

	2006	2005	2004
Gain (loss) as of January 1	$24	$(14)	$(83)
Derivative (gains) losses transferred to earnings	(35)	(95)	86
Change in fair value	24	133	(17)

Gain (loss) as of December 31	$13	$24	$(14)

      Credit exposure and credit risk
Altria Group, Inc. is exposed to credit loss in the event of nonperformance by counterparties. Altria Group, Inc. does not anticipate nonperformance within its consumer products businesses. However, see Note 8. Finance Assets, net regarding certain aircraft and other leases.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Fair value
     The aggregate fair value, based on market quotes, of Altria Group, Inc.’s total debt at December 31, 2006, was $8.8 billion, as compared with its carrying value of $8.5 billion. The aggregate fair value, based on market quotes, of Altria Group, Inc.’s total debt at December 31, 2005, was $13.8 billion, as compared with its carrying value of $13.4 billion.
     The fair value, based on market quotes, of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2006, was $9.9 billion, as compared with its carrying value of $3.7 billion. The fair value, based on market quotes, of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2005, was $7.8 billion, as compared with its carrying value of $3.4 billion.
     In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which will be effective for financial statements issued for fiscal years beginning after November 15, 2007. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this statement will not have a material impact on Altria Group, Inc.’s financial statements.

See Notes 9 and 10 for additional disclosures of fair value for short-term borrowings and long-term debt.
Note 19. Contingencies:
     Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, as well as their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

Overview of Tobacco-Related Litigation

Types and Number of Cases
     Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud, or violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), and (v) other tobacco-related litigation described below. Damages claimed in some of the tobacco- related litigation range into the billions of dollars. Plaintiffs’ theories of recovery and the defenses raised in

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

pending smoking and health, health care cost recovery and Lights/Ultra Lights cases are discussed below.
The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, ALG or PMI, as of December 31, 2006, December 31, 2005 and December 31, 2004, and a page-reference to further discussions of each type of case.

	Number of Cases	Number of Cases	Number of Cases
	Pending as of	Pending as of	Pending as of
	December 31,	December 31,	December 31,	Page
Type of Case	2006	2005	2004	References
Individual Smoking and Health Cases (1)	196	228	222	66

Smoking and Health Class Actions and Aggregated Claims Litigation (2)	10	9	9	66 - 67

Health Care Cost Recovery Actions	5	4	10	67 - 73

Lights/Ultra Lights Class Actions	20	24	21	74 - 76

Tobacco Price Cases	2	2	2	76

Cigarette Contraband Cases	0	0	2	77

Asbestos Contribution Cases	0	1	1
(1)
Does not include 2,624 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action, which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages. Also, does not include nine individual smoking and health cases brought against certain retailers that are indemnitees of PM USA.

(2)
Includes as one case the aggregated claims of 928 individuals (of which 583 individuals have claims against PM USA) that are proposed to be tried in a single proceeding in West Virginia. The West Virginia Supreme Court of Appeals has ruled that the United States Constitution does not preclude a trial in two phases in this case. Issues related to defendants’ conduct, plaintiffs’ entitlement to punitive damages and a punitive damages multiplier, if any, would be determined in the first phase. The second phase would consist of individual trials to determine liability, if any, and compensatory damages.

There are also a number of other tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including an estimated 133 individual smoking and

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

health cases as of December 31, 2006 (Argentina (57), Australia (2), Brazil (57), Chile (6), France (1), Italy (5), the Philippines (1), Poland (1), Scotland (1), and Spain (2)), compared with approximately 132 such cases on December 31, 2005, and approximately 121 such cases on December 31, 2004. In addition, in Italy, 23 cases are pending in the Italian equivalent of small claims court where damages are limited to €2,000 per case, and three cases are pending in Finland and one in Israel against defendants that are indemnitees of a subsidiary of PMI.
In addition, as of December 31, 2006, there were two smoking and health putative class actions pending outside the United States against PMI in Brazil (1) and Israel (1) compared with three such cases on December 31, 2005, and three such cases on December 31, 2004. Three health care cost recovery actions are pending in Israel (1), Canada (1) and France (1), against PMI or its affiliates, and two Lights/Ultra Lights class actions are pending in Israel.
Pending and Upcoming Trials
As of December 31, 2006, six individual smoking and health cases against PM USA are scheduled for trial in 2007. Trial in an individual smoking and health case in California (Whiteley) began on January 22, 2007. Cases against other tobacco companies are also scheduled for trial through the end of 2007. Trial dates are subject to change.
Recent Trial Results
Since January 1999, verdicts have been returned in 45 smoking and health, Lights/Ultra Lights and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 28 of the 45 cases. These 28 cases were tried in California (4), Florida (9), Mississippi (1), Missouri (2), New Hampshire (1), New Jersey (1), New York (3), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2), and West Virginia (1). Plaintiffs’ appeals or post-trial motions challenging the verdicts are pending in California, the District of Columbia, Florida and Missouri. A motion for a new trial has been granted in one of the cases in Florida. In addition, in December 2002, a court dismissed an individual smoking and health case in California at the end of trial.
In July 2005, a jury in Tennessee returned a verdict in favor of PM USA in a case in which plaintiffs had challenged PM USA’s retail promotional and merchandising programs under the Robinson-Patman Act.
Of the 17 cases in which verdicts were returned in favor of plaintiffs, eight have reached final resolution. A verdict against defendants in a health care cost recovery case has been reversed and all claims were dismissed with prejudice. In addition, a verdict against defendants in a purported Lights class action in Illinois has been reversed and the case has been dismissed with prejudice. After exhausting all appeals, PM USA has paid six judgments totaling $71,476,238, and interest totaling $33,799,281.

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The chart below lists the verdicts and post-trial developments in 12 cases that have gone to trial since January 1999 in which verdicts were returned in favor of plaintiffs.

Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments
August 2006	District of Columbia/ United States of America	Health Care Cost Recovery	Finding that defendants, including ALG and PM USA, violated the civil provisions of the Racketeer Influenced and Corrupt Organizations Act (RICO). No monetary damages assessed, but court made specific findings and issued injunctions. See Federal Government’s Lawsuit, below.	Defendants filed notices of appeal to the United States Court of Appeals in September and the Department of Justice filed its notice of appeal in October. In October 2006, a three-judge panel of the Court of Appeals stayed implementation of the trial court’s remedies order pending its review of the decision. See Federal Government’s Lawsuit, below.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments

March 2005	New York/ Rose	Individual Smoking and Health	$3.42 million in compensatory damages against two defendants, including PM USA, and $17.1 million in punitive damages against PM USA.	PM USA’s appeal is pending.

October 2004	Florida/ Arnitz	Individual Smoking and Health	$240,000 against PM USA.	In July 2006, the Florida District Court of Appeals affirmed the verdict. In September 2006, the appellate court denied PM USA’s motion for rehearing. PM USA then filed a motion to stay the issuance of the mandate with the appellate court. In October 2006, the appellate court denied this motion and the mandate was issued. PM USA has paid $1.1 million in judgment, interest, costs and attorneys’ fees. In December 2006, the Florida Supreme Court rejected PM USA’s petition for discretionary review.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments
May 2004	Louisiana/ Scott	Smoking and Health Class Action	Approximately $590 million against all defendants including PM USA, jointly and severally, to fund a 10-year smoking cessation program.	In June 2004, the state trial court entered judgment in the amount of the verdict of $590 million, plus prejudgment interest accruing from the date the suit commenced. As of December 31, 2006, the amount of prejudgment interest was approximately $437 million. PM USA’s share of the verdict and prejudgment interest has not been allocated. Defendants, including PM USA, have appealed. See Scott Class Action below.

November 2003	Missouri/ Thompson	Individual Smoking and Health	$2.1 million in compensatory damages against all defendants, including $837,403 against PM USA.	In August 2006, a Missouri appellate court denied PM USA’s appeal. In September 2006, the appellate court rejected defendants’ motion to transfer the case to the Missouri Supreme Court. In October 2006, defendants filed an application for transfer to the Missouri Supreme Court, which was denied in December 2006. In January 2007, PM USA paid $1.1 million in judgment and interest to the plaintiff.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments
March 2003	Illinois/ Price	Lights/Ultra Lights Class Action	$7.1005 billion in compensatory damages and $3 billion in punitive damages against PM USA.	In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs and remanded the case to the trial court with instructions to dismiss the case against PM USA. In May 2006, the Illinois Supreme Court rejected the plaintiffs’ motion for rehearing. In November 2006, the United States Supreme Court denied plaintiffs’ petition for writ of certiorari and in December 2006, the trial court dismissed the case with prejudice. See the discussion of the Price case under the heading “Lights/Ultra Lights Cases.”

October 2002	California/ Bullock	Individual Smoking and Health	$850,000 in compensatory damages and $28 billion in punitive damages against PM USA.	In December 2002, the trial court reduced the punitive damages award to $28 million. In April 2006, the California Court of Appeal affirmed the $28 million punitive damage award. See discussion (1) below of recent action by the California Supreme Court.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments
June 2002	Florida/ Lukacs	Individual Smoking and Health	$37.5 million in compensatory damages against all defendants, including PM USA.	In March 2003, the trial court reduced the damages award to $24.86 million. PM USA’s share of the damages award is approximately $6 million. The court has not yet entered the judgment on the jury verdict. In January 2007, defendants petitioned the trial court to set aside the jury’s verdict and dismiss plaintiffs’ punitive damages claim. If a judgment is entered in this case, PM USA intends to appeal.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments
March 2002	Oregon/ Schwarz	Individual Smoking and Health	$168,500 in compensatory damages and $150 million in punitive damages against PM USA.	In May 2002, the trial court reduced the punitive damages award to $100 million. In May 2006, the Oregon Court of Appeals affirmed the compensatory damages verdict, reversed the award of punitive damages and remanded the case to the trial court for a second trial to determine the amount of punitive damages, if any. In June 2006, plaintiff petitioned the Oregon Supreme Court to review the portion of the Court of Appeals’ decision reversing and remanding the case for a new trial on punitive damages. In October 2006, the Oregon Supreme Court announced that it would hold this petition in abeyance until the United States Supreme Court decides the Williams case discussed below.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments

July 2000	Florida/ Engle	Smoking and Health Class Action	$145 billion in punitive damages against all defendants, including $74 billion against PM USA.	In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified, that certain Phase I trial court findings be allowed to stand as against the defendants in individual actions that individual former class members may bring within one year of the issuance of the mandate, compensatory damage awards totaling approximately $6.9 million to two individual class members be reinstated and that a third former class member’s claim was barred by the statute of limitations. In December 2006, the Florida Supreme Court denied all motions by the parties for rehearing but issued a revised opinion. In January 2007, the Florida Supreme Court issued the mandate from its revised December opinion and defendants filed a motion with the Florida Third District Court of Appeal requesting the court’s review of legal errors previously raised but not ruled upon. See “Engle Class Action” below.

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Location of
Court/Name
	of			Post-Trial
Date	Plaintiff	Type of Case	Verdict	Developments

March 2000	California/ Whiteley	Individual Smoking and Health	$1.72 million in compensatory damages against PM USA and another defendant, and $10 million in punitive damages against each of PM USA and the other defendant.	In April 2004, the California First District Court of Appeal entered judgment in favor of defendants on plaintiff’s negligent design claims, and reversed and remanded for a new trial on plaintiff’s fraud-related claims. In May 2006, plaintiff filed an amended consolidated complaint. In September 2006, the trial court granted plaintiff’s motion for a preferential trial date and trial began on January 22, 2007.

March 1999	Oregon/ Williams	Individual Smoking and Health	$800,000 in compensatory damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM USA.	See discussion (2) below.
(1)
In August 2006, the California Supreme Court denied plaintiffs’ petition to overturn the trial court’s reduction of the punitive damage award and granted PM USA’s petition for review challenging the punitive damage award. The court granted review of the case on a “grant and hold” basis under which further action by the court is deferred pending the United States Supreme Court’s decision on punitive damages in the Williams case.

(2)
The trial court reduced the punitive damages award to $32 million, and PM USA and plaintiff appealed. In June 2002, the Oregon Court of Appeals reinstated the $79.5 million punitive damages award. Following the Oregon Supreme Court’s refusal to hear PM USA’s appeal, PM USA recorded a provision of $32 million in connection with this case and petitioned the United States Supreme Court for further review. In October 2003, the United States Supreme Court set aside the Oregon appellate court’s ruling, and directed the Oregon court to reconsider the case in light of the 2003 State Farm decision by the United States Supreme Court, which limited punitive damages. In June 2004, the Oregon Court of Appeals reinstated the $79.5 million punitive damages award. In February 2006, the Oregon Supreme Court affirmed the Court of Appeals’ decision. Following this decision,

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PM USA recorded an additional provision of approximately $20 million in interest charges related to this case. The Oregon Supreme Court granted PM USA’s motion to stay the issuance of the appellate judgment pending the filing of, and action on, its petition for writ of certiorari to the United States Supreme Court. The United States Supreme Court granted PM USA’s petition for writ of certiorari in May 2006 and oral argument was heard on October 31, 2006.

In addition to the cases discussed above, in October 2003, a three-judge appellate panel in Brazil reversed a lower court’s dismissal of an individual smoking and health case and ordered PMI’s Brazilian affiliate to pay plaintiff approximately $256,000 and other unspecified damages. PMI’s Brazilian affiliate appealed. In December 2004, the three-judge panel’s decision was vacated by an en banc panel of the appellate court, which upheld the trial court’s dismissal of the case. The case is currently on appeal to the Superior Court.
With respect to certain adverse verdicts and judicial decisions currently on appeal, excluding amounts relating to the Engle case, as of December 31, 2006, PM USA has posted various forms of security totaling approximately $194 million, the majority of which have been collateralized with cash deposits, to obtain stays of judgments pending appeals. The cash deposits are included in other assets on the consolidated balance sheets.
Engle Class Action
In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA posted a bond in the amount of $100 million and appealed.
In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In July 2001, PM USA also placed $1.2 billion into an interest-bearing escrow account, which will be returned to PM USA should it prevail in its appeal of the case. (The $1.2 billion escrow account is included in the December 31, 2006 and December 31, 2005 consolidated balance sheets as other assets. Interest income on the $1.2 billion escrow account is paid to PM USA quarterly and is being recorded as earned, in interest and other debt expense, net, in the consolidated statements of earnings.) In connection with the stipulation, PM USA recorded a $500 million pre-tax charge in its consolidated statement of earnings for the quarter ended March 31, 2001. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified, and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’

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cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that all defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that all defendants were negligent. The court also reinstated compensatory damage awards totaling approximately $6.9 million to two individual plaintiffs and found that a third plaintiff’s claim was barred by the statute of limitations. It is too early to predict how many members of the decertified class will file individual claims in the prescribed time period.
In August 2006, PM USA sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion, including the ruling (described above) that certain jury findings have res judicata effect in subsequent individual trials timely brought by Engle class members. The rehearing motion also asked, among other things, that legal errors that were raised but not expressly ruled upon in the Third District Court of Appeal or in the Florida Supreme Court now be addressed. Plaintiffs also filed a motion for rehearing in August 2006 seeking clarification of the applicability of the statute of limitations to non-members of the decertified class. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. On January 11, 2007, the Florida Supreme Court issued the mandate from its revised opinion. On January 12, 2007, defendants filed a motion with the Florida Third District Court of Appeal requesting that the court address legal errors that the defendants raised previously that were not addressed in the appellate court’s original decision in May 2003.
Scott Class Action
In July 2003, following the first phase of the trial in the Scott class action, in which plaintiffs sought creation of a fund to pay for medical monitoring and smoking cessation programs, a Louisiana jury returned a verdict in favor of defendants, including PM USA, in connection with plaintiffs’ medical monitoring claims, but also found that plaintiffs could benefit from smoking cessation assistance. The jury also found that cigarettes as designed are not defective but that the defendants failed to disclose all they knew about smoking and diseases and marketed their products to minors. In May 2004, in the second phase of the trial, the jury awarded plaintiffs approximately $590 million against all defendants jointly and severally, to fund a 10-year smoking cessation program. In June 2004, the court entered judgment, which awarded plaintiffs the approximately $590 million jury award plus prejudgment interest accruing from the date the suit commenced. As of December 31, 2006, the amount of prejudgment interest was approximately $437 million. PM USA’s share of the jury award and prejudgment interest has not been allocated. Defendants, including PM USA, have appealed. Pursuant to a stipulation of the parties, the trial court entered an order setting the amount of the bond at $50 million for all defendants in accordance with an article of the Louisiana Code of Civil Procedure, and a Louisiana statute (the “bond cap law”) fixing the amount of security in civil cases involving a signatory to the MSA (as defined below). Under the terms of the stipulation, plaintiffs reserve

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the right to contest, at a later date, the sufficiency or amount of the bond on any grounds including the applicability or constitutionality of the bond cap law. In September 2004, defendants collectively posted a bond in the amount of $50 million. The defendants’ appeal is pending.
Smoking and Health Litigation
Overview
Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Smoking and Health Class Actions
Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 57 smoking and health class actions involving PM USA in Arkansas (1), the District of Columbia (2), Florida (2), Illinois (2), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). A class remains certified in the Scott class action discussed above.
A smoking and health class action is pending in Brazil. Plaintiff is a consumer organization, the Smoker Health Defense Association (ADESF), which filed a claim against Souza Cruz, S.A. and Philip Morris Marketing, S.A. (now Philip Morris Brasil Industria e Commercio Ltda.) at the 19th Civil Court of São Paulo. Trial and appellate courts found that the action could proceed as a class under the Brazilian Consumer Defense Code. Philip Morris Brasil Industria e Commercio Ltda. appealed this decision and this appeal is pending before the Supreme Federal Court in Brazil. In addition, in February 2004, the trial court awarded the equivalent of approximately R$1,000 (with the current exchange rate, approximately U.S. $450) per smoker per full year of smoking for moral damages plus interest at the rate of 1% per month, as of the date of the ruling. The court order contemplates a second stage of the case in which individuals are to file their claims. Material damages, if any, will be assessed in this second phase. Defendants have appealed this decision to the São Paulo Court of Appeals, and execution of the judgment has been stayed until the appeal is resolved.

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Caronia Class Action
In January 2006, plaintiffs brought this putative class action in the United States District Court for the Eastern District of New York on behalf of New York residents who: are age 50 or older; have smoked the Marlboro brand for 20 pack-years or more; and have neither been diagnosed with lung cancer nor are under examination by a physician for suspected lung cancer. Plaintiffs seek the creation of a court-supervised program providing members of the purported class Low Dose CT Scanning in order to identify and diagnose lung cancer.
Espinosa Class Action
In December 2006, plaintiffs brought this putative class action against PM USA and other defendants in the Circuit Court of Cook County, Illinois on behalf of individuals from throughout Illinois and/or the United States who purchased cigarettes manufactured by certain defendants from 1996 through the date of any judgment in plaintiffs’ favor. Excluded from the purported class are any individuals who allege personal injury or health care costs. The complaint does not request specific damages and alleges, among other things, that defendants were negligent and violated the Illinois consumer fraud statute by certain defendants’ steadily and purposefully increasing the nicotine level and absorption of their cigarettes into the human body in brands most popular with young people and minorities. On January 12, 2007, PM USA removed the case to the United States District Court for the Northern District of Illinois.
Health Care Cost Recovery Litigation
Overview
In health care cost recovery litigation, domestic and foreign governmental entities and non-governmental plaintiffs seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
The claims asserted include the claim that cigarette manufacturers were “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.
Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit, and statutes of limitations. In addition, defendants argue that they should be entitled to “set off” any alleged damages to the extent the plaintiffs benefit economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are

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improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by “standing in the shoes” of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.
Although there have been some decisions to the contrary, most judicial decisions have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and six state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals.
In March 1999, in the first health care cost recovery case to go to trial, an Ohio jury returned a verdict in favor of defendants on all counts. In addition, a $17.8 million verdict against defendants (including $6.8 million against PM USA) was reversed in a health care cost recovery case in New York, and all claims were dismissed with prejudice in February 2005 (Blue Cross/Blue Shield). The health care cost recovery case brought by the City of St. Louis, Missouri and approximately 50 Missouri hospitals, in which PM USA and ALG are defendants, remains pending without a trial date.
Individuals and associations have also sued in purported class actions or as private attorneys general under the Medicare As Secondary Payer statute to recover from defendants Medicare expenditures allegedly incurred for the treatment of smoking-related diseases. Cases brought in New York (Mason), Florida (Glover) and Massachusetts (United Seniors Association) have been dismissed by federal courts, and plaintiffs’ appeal in United Seniors Association is pending.
A number of foreign governmental entities have filed health care cost recovery actions in the United States. Such suits have been brought in the United States by 13 countries, a Canadian province, 11 Brazilian states and 11 Brazilian cities. All of these 36 cases have been dismissed; the two cases brought by the Republic of Panama and the Brazilian State of São Paulo remain pending on appeal. In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA, PMI and certain PMI subsidiaries in Israel (1), the Marshall Islands (1 dismissed), Canada (1), and France (1 dismissed, but subject to possible further appeal), and other entities have stated that they are considering filing such actions. In September 2005, in the case in Canada, the Canadian Supreme Court ruled that legislation passed in British Columbia permitting the lawsuit is constitutional, and, as a result, the case which had previously been dismissed by the trial court was permitted to proceed. PM USA and other defendants’ challenge to the British Columbian court’s exercise of jurisdiction was rejected by the Court of Appeals of British Columbia and defendants have sought leave to appeal the issue to the Supreme Court of Canada. Several other provinces in Canada have enacted similar legislation.

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Settlements of Health Care Cost Recovery Litigation
In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments under the National Tobacco Grower Settlement Trust discussed below), subject to adjustments for several factors, including inflation, market share and industry volume: 2007, $8.4 billion and thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million.
The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.
Possible Adjustments in MSA Payments for 2003 and 2004
Pursuant to the provisions of the MSA, domestic tobacco product manufacturers, including PM USA, who are original signatories to the MSA (“OPMs”), are participating in proceedings that may result in downward adjustments to the amounts paid by the OPMs and the other MSA-participating manufacturers to the states and territories that are parties to the MSA for the years 2003 and 2004. The proceedings are based on the collective loss of market share in each of 2003 and 2004 by all manufacturers who are subject to the payment obligations and marketing restrictions of the MSA to non-participating manufacturers (“NPMs”) who are not subject to such obligations and restrictions.
In these proceedings, an independent economic consulting firm jointly selected by the MSA parties is required to determine whether the disadvantages of the MSA were a “significant factor” contributing to the collective loss of market share for the year in question. If the firm determines that the disadvantages of the MSA were such a “significant factor,” each state may avoid a downward adjustment to its share of the OPMs’ annual payments for that year by establishing that it diligently enforced a qualifying escrow statute during the entirety of that year. Any potential downward adjustment would then be reallocated to those states that do not establish such diligent enforcement. PM USA believes that the MSA’s arbitration clause requires a state to submit its claim to have diligently enforced a qualifying escrow statute to binding arbitration before a panel of three former federal judges in the manner provided for in the MSA. A number of states have taken the position that this claim should be decided in state court on a state-by-state basis.
In March of 2006, an independent economic consulting firm determined that the disadvantages of the MSA were a significant factor contributing to the participating manufacturers’ collective loss of market share for the year 2003. On January 16, 2007, this same firm issued a Proposed Determination that the disadvantages of the MSA were a significant factor contributing to the

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participating manufacturers’ collective loss of market share in 2004. Under the MSA, this Proposed Determination is subject to change and the parties to the proceeding have an opportunity to comment on it. The firm will issue its Final Determination in February 2007. Following the economic consulting firm’s determination with respect to 2003, thirty-eight states filed declaratory judgment actions in state courts seeking a declaration that the state diligently enforced its escrow statute during 2003. The OPMs and other MSA-participating manufacturers have responded to these actions by filing motions to compel arbitration in accordance with the terms of the MSA, including filing motions to compel arbitration in eleven MSA states and territories that have not filed declaratory judgment actions.
The issue of what forum will determine the states’ diligent enforcement claims, and the availability and the precise amount of any NPM Adjustment for either 2003 or 2004 will not be finally determined until late 2007 or thereafter. There is no certainty that the OPMs and other MSA-participating manufacturers will ultimately receive any adjustment as a result of these proceedings. If the OPMs do receive such an adjustment, the adjustment would likely be applied as a credit against future MSA payments and would be allocated among the OPMs pursuant to the MSA’s provisions for allocation of the NPM Adjustment among the OPMs.
National Grower Settlement Trust
As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota holders. To that end, in 1999, four of the major domestic tobacco product manufacturers, including PM USA, established the National Tobacco Grower Settlement Trust (“NTGST”), a trust fund to provide aid to tobacco growers and quota holders. The trust was to be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion. Provisions of the NTGST allowed for offsets to the extent that industry-funded payments were made for the benefit of growers or quota holders as part of a legislated end to the federal tobacco quota and price support program.
In October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. FETRA provides for the elimination of the federal tobacco quota and price support program through an industry-funded buy-out of tobacco growers and quota holders. The cost of the buy-out, which is estimated at approximately $9.5 billion, is being paid over 10 years by manufacturers and importers of each kind of tobacco product. The cost is being allocated based on the relative market shares of manufacturers and importers of each kind of tobacco product. The quota buy-out payments offset already scheduled payments to the NTGST. FETRA also obligated manufacturers and importers of tobacco products to cover any losses (up to $500 million) that the government incurred on the disposition of tobacco pool stock accumulated under the previous tobacco price support program. PM USA has paid $138 million for its share of the tobacco pool stock losses. ALG does not currently anticipate that the quota buy-out will have a material adverse impact on its consolidated results in 2007 and beyond.
Other MSA-Related Litigation
In April 2004, a lawsuit was filed in state court in Los Angeles, California, on behalf of all California residents who purchased cigarettes in California from April 2000 to the present, alleging that the MSA enabled the defendants, including PM USA and ALG, to engage in unlawful price fixing and market sharing agreements. The complaint sought damages and also

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sought to enjoin defendants from continuing to operate under those provisions of the MSA that allegedly violate California law. In June 2004, plaintiffs dismissed this case and refiled a substantially similar complaint in federal court in San Francisco, California. The new complaint is brought on behalf of the same purported class but differs in that it covers purchases from June 2000 to the present, names the Attorney General of California as a defendant, and does not name ALG as a defendant. In March 2005, the trial court granted defendants’ motion to dismiss the case. Plaintiffs have appealed.
Several actions are currently pending challenging the legality of various provisions of the MSA under various theories. Neither ALG nor PM USA is a party in these actions. There is a suit pending against New York state officials, in which importers of cigarettes allege that the MSA and certain New York statutes enacted in connection with the MSA violate federal antitrust and constitutional law. The United States Court of Appeals for the Second Circuit has held that plaintiffs have stated a claim for relief on antitrust grounds. In September 2004, the trial court denied plaintiffs’ motion to preliminarily enjoin the MSA and certain related New York statutes on the grounds that the plaintiffs were unlikely to prove their allegations, but the court issued a preliminary injunction against an amendment repealing the “allocable share” provision of the New York Escrow Statute pending further discovery. The parties’ motions for summary judgment are pending. Additionally, in a separate proceeding pending in New York federal court, plaintiffs seek to enjoin the statutes enacted by New York and 30 other states in connection with the MSA on the grounds that the statutes violate the federal antitrust laws and the Commerce Clause of the United States Constitution. In September 2005, the United States Court of Appeals for the Second Circuit held that plaintiffs have stated a claim for relief and that the New York federal court had jurisdiction over the 30 defendant Attorneys General from states other than New York and, in October 2006, the United States Supreme Court denied the Attorneys Generals’ petition for writ of certiorari. In May 2006, the district court denied plaintiffs’ motion for an injunction against enforcement of the Escrow Statute’s “complementary legislation” based on an inability to prove the facts alleged. Plaintiffs have appealed. In March 2006, the United States Court of Appeals for the Fifth Circuit reversed a Louisiana trial court’s dismissal of federal constitutional challenges to certain provisions of the MSA. As a result, the case will proceed to trial in federal court beginning in June 2007. Similar lawsuits are pending in other states on similar antitrust, Commerce Clause and/or other constitutional theories, including Arkansas, Kansas, Louisiana, Oklahoma and Tennessee. A similar proceeding has been brought under the provisions of the North American Free Trade Agreement in the United Nations. The United States Court of Appeals for the Sixth Circuit recently affirmed the dismissal of an action in Kentucky. Plaintiff in that case has petitioned the United States Court of Appeals for the Sixth Circuit for rehearing en banc. In addition, appeals of cases raising similar constitutional and antitrust challenges to the MSA are currently pending before the United States Court of Appeals for the Second, Sixth and Tenth Circuits.
Federal Government’s Lawsuit
In 1999, the United States government filed a lawsuit in the United States District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including ALG, asserting claims under three federal statutes, the Medical Care Recovery Act (“MCRA”), the Medicare Secondary Payer (“MSP”) provisions of the Social Security Act and the civil provisions of RICO. Trial of the case ended in June 2005. The lawsuit sought to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants’ fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans’ health benefits

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programs, and the Federal Employees Health Benefits Program. The complaint alleged that such costs total more than $20 billion annually. It also sought what it alleged to be equitable and declaratory relief, including disgorgement of profits which arose from defendants’ allegedly tortious conduct, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government’s future costs of providing health care resulting from defendants’ alleged past tortious and wrongful conduct. In September 2000, the trial court dismissed the government’s MCRA and MSP claims, but permitted discovery to proceed on the government’s claims for relief under the civil provisions of RICO.
The government alleged that disgorgement by defendants of approximately $280 billion is an appropriate remedy. In May 2004, the trial court issued an order denying defendants’ motion for partial summary judgment limiting the disgorgement remedy. In February 2005, a panel of the United States Court of Appeals for the District of Columbia Circuit held that disgorgement is not a remedy available to the government under the civil provisions of RICO and entered summary judgment in favor of defendants with respect to the disgorgement claim. In April 2005, the Court of Appeals denied the government’s motion for rehearing. In July 2005, the government petitioned the United States Supreme Court for further review of the Court of Appeals’ ruling that disgorgement is not an available remedy, and in October 2005, the Supreme Court denied the petition.
In June 2005, the government filed with the trial court its proposed final judgment seeking remedies of approximately $14 billion, including $10 billion over a five-year period to fund a national smoking cessation program and $4 billion over a ten-year period to fund a public education and counter-marketing campaign. Further, the government’s proposed remedy would have required defendants to pay additional monies to these programs if targeted reductions in the smoking rate of those under 21 are not achieved according to a prescribed timetable. The government’s proposed remedies also included a series of measures and restrictions applicable to cigarette business operations – including, but not limited to, restrictions on advertising and marketing, potential measures with respect to certain price promotional activities and research and development, disclosure requirements for certain confidential data and implementation of a monitoring system with potentially broad powers over cigarette operations.
In August 2006, the federal trial court entered judgment in favor of the government. The court held that certain defendants, including ALG and PM USA, violated RICO and engaged in 7 of the 8 “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:
•	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

•	defendants hid from the public that cigarette smoking and nicotine are addictive;

•	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

•	defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;

•	defendants falsely denied that they intentionally marketed to youth;

•	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

•	defendants suppressed scientific research.

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The court did not impose monetary penalties on the defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through the use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe a cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to insure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the Federal Trade Commission, for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government’s costs in bringing the action.
In September 2006, defendants filed notices of appeal to the United States Court of Appeals for the District of Columbia Circuit. In September 2006, the trial court denied defendants’ motion to stay the judgment pending defendants’ appeals, and defendants then filed an emergency motion with the Court of Appeals to stay enforcement of the judgment pending their appeals. In October, the government filed a notice of appeal to the Court of Appeals. In October 2006, a three-judge panel of the United States Court of Appeals granted defendants’ motion and stayed the trial court’s judgment pending its review of the decision.

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Lights/Ultra Lights Cases
Overview
Plaintiffs in these class actions (some of which have not been certified as such), allege, among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud, or RICO violations, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, ALG and PMI or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury, and damages, the statute of limitations, express preemption by the Federal Cigarette Labeling and Advertising Act and implied preemption by the policies and directives of the Federal Trade Commission, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty cases are pending in Arkansas (2), Delaware (1), Florida (1), Illinois (1), Kansas (1), Louisiana (1), Maine (1), Massachusetts (1), Minnesota (1), Missouri (1), New Hampshire (1), New Mexico (1), New Jersey (1), New York (1), Oregon (1), Tennessee (1), Washington (1), and West Virginia (2). In addition, there are two cases pending in Israel. Other entities have stated that they are considering filing such actions against ALG, PMI, and PM USA.
To date, trial courts in Arizona, Oregon and Washington have refused to certify a class, an appellate court in Florida has overturned class certification by a trial court, the Ohio Supreme Court has overturned class certifications in two cases, and the Supreme Court of Illinois has overturned a judgment in favor of a plaintiff class in the Price case, which is discussed below. Intermediate appellate courts in Oregon and Washington have denied plaintiffs’ motions for interlocutory review of the trial courts’ refusals to certify a class, and plaintiffs in the Oregon case failed to appeal by the deadline for doing so. Plaintiffs in the case in Washington have sought further review. Plaintiffs in the Florida case have petitioned the Florida Supreme Court for further review, and the Supreme Court has ordered briefing on whether its Engle opinion should not control the decision in that case.
Trial courts have certified classes against PM USA in Massachusetts (Aspinall), Minnesota (Curtis), Missouri (Craft) and New York (Schwab). PM USA has appealed or otherwise challenged these class certification orders. Developments in these cases include:
•
Aspinall: In August 2004, the Massachusetts Supreme Judicial Court affirmed the class certification order. In April 2006, plaintiffs filed a motion to redefine the class to include all persons who after November 25, 1994 purchased packs or cartons of Marlboro Lights cigarettes in Massachusetts that displayed the legend “Lower Tar & Nicotine” (the original class definition did not include a reference to lower tar and nicotine). In August 2006, the trial court denied PM USA’s motion for summary judgment based on the state consumer protection statutory exemption and federal preemption. On motion of the parties, the trial court has subsequently reported its decision to deny summary judgment to the appeals court for review and the trial court proceedings are stayed pending completion of the appellate review.

•	Curtis: In April 2005, the Minnesota Supreme Court denied PM USA’s petition for interlocutory review of the trial court’s class certification order. In September 2005, PM

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USA removed Curtis to federal court based on the Eighth Circuit’s decision in Watson, which upheld the removal of a Lights case to federal court based on the federal officer jurisdiction of the Federal Trade Commission. In February 2006, the federal court denied plaintiff’s motion to remand the case to state court. The case is now pending in federal court. The case has been stayed pending the outcome of Dahl v. R. J. Reynolds Tobacco Co., which was argued before the United States Court of Appeals for the Eighth Circuit in December 2006.

•
Craft: In August 2005, a Missouri Court of Appeals affirmed the class certification order. In September 2005, PM USA removed Craft to federal court based on the Eighth Circuit’s decision in Watson. In March 2006, the federal trial court granted plaintiffs’ motion and remanded the case to the Missouri state trial court. In May 2006, the Missouri Supreme Court declined to review the trial court’s class certification decision.

•
Schwab: In September 2005, the trial court granted in part defendants’ motion for partial summary judgment dismissing plaintiffs’ claims for equitable relief and denied a number of plaintiffs’ motions for summary judgment. In November 2005, the trial court ruled that the plaintiffs would be permitted to calculate damages on an aggregate basis and use “fluid recovery” theories to allocate them among class members. In September 2006, the trial court denied defendants’ summary judgment motions and granted plaintiffs’ motion for certification of a nationwide class of all United States residents that purchased cigarettes in the United States that were labeled “light” or “lights” from the first date defendants began selling such cigarettes until the date trial commences. The court also declined to certify the order for interlocutory appeal, declined to stay the case and ordered jury selection to begin in January 2007, with trial scheduled to begin immediately after the jury is impaneled. In October 2006, a single judge of the United States Court of Appeals for the Second Circuit granted PM USA’s petition for a temporary stay of pre-trial and trial proceedings pending disposition of the petitions for stay and interlocutory review by a three-judge panel of the Court of Appeals. In November 2006, the Second Circuit granted interlocutory review of the trial court’s class certification order and stayed the case before the trial court pending the appeal.

In addition to these cases, in December 2005, in the Miner case pending in the United States District Court for the Western District of Arkansas, plaintiffs moved for certification of a class composed of individuals who purchased Marlboro Lights or Cambridge Lights brands in Arkansas, California, Colorado, and Michigan. In December 2005, defendants filed a motion to stay plaintiffs’ motion for class certification until the court rules on PM USA’s pending motion to transfer venue to the United States District Court for the Eastern District of Arkansas. This motion was granted in January 2006. PM USA’s motion for summary judgment based on preemption and the Arkansas statutory exemption is pending. Following the filing of this motion, plaintiffs moved to voluntarily dismiss Miner without prejudice, which PM USA opposed. The court then stayed the case pending the United States Supreme Court’s decision on a petition for writ of certiorari in the Watson case. In January 2007, the United States Supreme Court granted the petition for writ of certiorari. In addition, plaintiffs’ motions for class certification are pending in cases in Kansas, New Jersey, New Mexico and Tennessee.
The Price Case
Trial in the Price case commenced in state court in Illinois in January 2003, and in March 2003, the judge found in favor of the plaintiff class and awarded approximately $7.1 billion in compensatory damages and $3 billion in punitive damages against PM USA. In April 2003, the

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judge reduced the amount of the appeal bond that PM USA must provide and ordered PM USA to place a pre-existing 7.0%, $6 billion long-term note from ALG to PM USA in an escrow account with an Illinois financial institution. (Since this note is the result of an intercompany financing arrangement, it does not appear on the consolidated balance sheets of ALG.) The judge’s order also required PM USA to make cash deposits with the clerk of the Madison County Circuit Court in the following amounts: beginning October 1, 2003, an amount equal to the interest earned by PM USA on the ALG note ($210 million every six months), an additional $800 million in four equal quarterly installments between September 2003 and June 2004 and the payments of principal on the note, which are due in April 2008, 2009 and 2010. Plaintiffs appealed the judge’s order reducing the bond. In July 2003, the Illinois Fifth District Court of Appeals ruled that the trial court had exceeded its authority in reducing the bond. In September 2003, the Illinois Supreme Court upheld the reduced bond set by the trial court and announced it would hear PM USA’s appeal on the merits without the need for intermediate appellate court review. In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs and remanded the case to the trial court with instructions that the case be dismissed. In May 2006, the Illinois Supreme Court denied plaintiffs’ motion for rehearing. In June 2006, the Illinois Supreme Court ordered the return to PM USA of approximately $2.2 billion being held in escrow to secure the appeal bond in the case and terminated PM USA’s obligations to pay administrative fees to the Madison County Clerk. In November 2006, the United States Supreme Court denied plaintiffs’ petition for writ of certiorari and in December 2006 the Circuit Court of Madison County entered final judgment in favor of PM USA and dismissed the case with prejudice. In December 2006, the pre-existing 7.0%, $6 billion long-term note from ALG to PM USA that was in escrow pending the outcome of plaintiffs’ petition for writ of certiorari to the United States Supreme Court was returned to PM USA.
Certain Other Tobacco-Related Litigation
Tobacco Price Cases: As of December 31, 2006, two cases were pending in Kansas and New Mexico in which plaintiffs allege that defendants, including PM USA and PMI, conspired to fix cigarette prices in violation of antitrust laws. ALG and PMI are defendants in the case in Kansas. Plaintiffs’ motions for class certification have been granted in both cases. In February 2005, the New Mexico Court of Appeals affirmed the class certification decision. In June 2006, defendants’ motion for summary judgment was granted in the New Mexico case. Plaintiffs in the New Mexico case have appealed.
Wholesale Leaders Cases: In June 2003, certain wholesale distributors of cigarettes filed suit in Tennessee against PM USA seeking to enjoin the PM USA “2003 Wholesale Leaders” (“WL”) program that became available to wholesalers in June 2003. The complaint alleges that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. In addition to an injunction, plaintiffs seek unspecified monetary damages, attorneys’ fees, costs and interest. The states of Tennessee and Mississippi intervened as plaintiffs in this litigation. In August 2003, the trial court issued a preliminary injunction, subject to plaintiffs’ posting a bond in the amount of $1 million, enjoining PM USA from implementing certain discount terms with respect to the sixteen wholesale distributor plaintiffs, and PM USA appealed. In September 2003, the United States Court of Appeals for the Sixth Circuit granted PM USA’s motion to stay the injunction pending PM USA’s expedited appeal. In January 2004, Tennessee filed a motion to dismiss its complaint, and its complaint was dismissed without prejudice in March 2004. In August 2005, the trial court granted PM USA’s motion for summary judgment, dismissed the case, and dissolved the preliminary injunction. Plaintiffs appealed, and, in April

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2006, the United States Court of Appeals for the Sixth Circuit heard oral argument on plaintiffs’ appeal. A decision by the Court of Appeals is pending.
Cigarette Contraband Cases: In May 2000 and August 2001, various departments of Colombia and the European Community and 10 Member States filed suits in the United States against ALG and certain of its subsidiaries, including PM USA and PMI, and other cigarette manufacturers and their affiliates, alleging that defendants sold to distributors cigarettes that would be illegally imported into various jurisdictions. In February 2002, the federal district court granted defendants’ motions to dismiss the actions. In January 2004, the United States Court of Appeals for the Second Circuit affirmed the dismissals of the cases based on the common law Revenue Rule, which bars a foreign government from bringing civil claims in U.S. courts for the recovery of lost taxes. It is possible that future litigation related to cigarette contraband issues may be brought.
Cases Under the California Business and Professions Code: In June 1997 and July 1998, two suits (Brown and Daniels) were filed in California state court alleging that domestic cigarette manufacturers, including PM USA and others, have violated California Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices. Class certification was granted in both cases as to plaintiffs’ claims that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods and injunctive relief. In September 2002, the court granted defendants’ motion for summary judgment as to all claims in one of the cases (Daniels), and plaintiffs appealed. In October 2004, the California Fourth District Court of Appeal affirmed the trial court’s ruling, and also denied plaintiffs’ motion for rehearing. In February 2005, the California Supreme Court agreed to hear plaintiffs’ appeal. In September 2004, the trial court in the other case granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing was denied. In March 2005, the court granted defendants’ motion to decertify the class based on a recent change in California law, which, in two July 2006 opinions, the California Supreme Court ruled applicable to pending cases. Plaintiffs’ motion for reconsideration of the order that decertified the class was denied, and plaintiffs have appealed. In September 2006, an intermediate appellate court affirmed the trial court’s order decertifying the class in Brown. In November 2006, the California Supreme Court accepted review of the appellate court’s decision.
In May 2004, a lawsuit (Gurevitch) was filed in California state court on behalf of a purported class of all California residents who purchased the Merit brand of cigarettes since July 2000 to the present alleging that defendants, including PM USA, violated California’s Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices, including false and misleading advertising. The complaint also alleges violations of California’s Consumer Legal Remedies Act. Plaintiffs seek injunctive relief, disgorgement, restitution, and attorneys’ fees. In July 2005, defendants’ motion to dismiss was granted; however, plaintiffs’ motion for leave to amend the complaint was also granted, and plaintiffs filed an amended complaint in September 2005. In October 2005, the court stayed this action pending the California Supreme Court’s rulings on two cases not involving PM USA. On July 24, 2006, the California Supreme Court issued rulings in the two cases and held that a recent change in California law known as Proposition 64, which limits the ability to bring a lawsuit to only those plaintiffs who have “suffered injury in fact” and “lost money or property” as a result of defendant’s alleged statutory violations, properly applies to pending cases. In

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September 2006, the stay was lifted and defendants filed their demurrer to plaintiffs’ amended complaint.
Certain Other Actions
IRS Challenges to PMCC Leases: The IRS concluded its examination of ALG’s consolidated tax returns for the years 1996 through 1999, and issued a final Revenue Agent’s Report (“RAR”) on March 15, 2006. The RAR disallowed benefits pertaining to certain PMCC leveraged lease transactions for the years 1996 through 1999. Altria Group, Inc. has agreed with all conclusions of the RAR, with the exception of the disallowance of benefits pertaining to several PMCC leveraged lease transactions for the years 1996 through 1999. PMCC will continue to assert its position regarding these leveraged lease transactions and contest approximately $150 million of tax and net interest assessed and paid with regard to them. The IRS may in the future challenge and disallow more of PMCC’s leveraged leases based on recent Revenue Rulings, a recent IRS Notice and subsequent case law addressing specific types of leveraged leases (lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions). PMCC believes that the position and supporting case law described in the RAR, Revenue Rulings and the IRS Notice are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through litigation. In this regard, on October 16, 2006, PMCC filed a complaint in the U.S. District Court for the Southern District of New York to claim refunds for a portion of these tax payments and associated interest. However, should PMCC’s position not be upheld, PMCC may have to accelerate the payment of significant amounts of federal income tax and significantly lower its earnings to reflect the recalculation of the income from the affected leveraged leases, which could have a material effect on the earnings and cash flows of Altria Group, Inc. in a particular fiscal quarter or fiscal year. PMCC considered this matter in its adoption of FASB Interpretation No. 48 and FASB Staff Position No. FAS 13-2.

It is possible that there could be adverse developments in pending cases. An unfavorable outcome or settlement of pending tobacco related litigation could encourage the commencement of additional litigation. Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 40 states now limit the dollar amount of bonds or require no bond at all.
ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed elsewhere in this Note 19. Contingencies: (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

It is possible that Altria Group, Inc.’s consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, management believes the litigation environment has substantially improved. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of ALG’s stockholders to do so.
Third-Party Guarantees
At December 31, 2006, Altria Group, Inc.’s third-party guarantees from continuing operations, which are primarily related to excise taxes and divestiture activities, approximated $284 million, of which $278 million have no specified expiration dates. The remainder expire through 2010, with $1 million expiring during 2007. Altria Group, Inc. is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. Altria Group, Inc. has a liability of $22 million on its consolidated balance sheet at December 31, 2006, relating to these guarantees. In the ordinary course of business, certain subsidiaries of ALG have agreed to indemnify a limited number of third parties in the event of future litigation.

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Note 20. Quarterly Financial Data (Unaudited):

	2006 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$16,232	$17,150	$17,642	$16,027

Gross profit	$4,962	$5,297	$5,391	$4,778

Earnings from continuing operations	$2,597	$2,112	$2,214	$2,406
Earnings from discontinued operations	880	599	661	553

Net earnings	$3,477	$2,711	$2,875	$2,959

Per share data:
Basic EPS:
Continuing operations	$1.25	$1.01	$1.06	$1.15
Discontinued operations	0.42	0.29	0.32	0.26

Net earnings	$1.67	$1.30	$1.38	$1.41

Diluted EPS:
Continuing operations	$1.24	$1.00	$1.05	$1.14
Discontinued operations	0.41	0.29	0.31	0.26

Net earnings	$1.65	$1.29	$1.36	$1.40

Dividends declared	$0.80	$0.80	$0.86	$0.86

Market price - high	$77.37	$74.39	$85.00	$86.45
- low	$70.55	$68.36	$72.61	$75.45

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	2005 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$15,559	$16,450	$16,905	$14,827

Gross profit	$4,836	$5,132	$5,368	$4,552

Earnings from continuing operations	$1,987	$2,264	$2,302	$1,617
Earnings from discontinued operations	609	403	581	672

Net earnings	$2,596	$2,667	$2,883	$2,289

Per share data:
Basic EPS:
Continuing operations	$0.96	$1.10	$1.11	$0.78
Discontinued operations	0.30	0.19	0.28	0.32

Net earnings	$1.26	$1.29	$1.39	$1.10

Diluted EPS:
Continuing operations	$0.95	$1.08	$1.10	$0.77
Discontinued operations	0.30	0.20	0.28	0.32

Net earnings	$1.25	$1.28	$1.38	$1.09

Dividends declared	$0.73	$0.73	$0.80	$0.80

Market price - high	$68.50	$69.68	$74.04	$78.68
- low	$60.40	$62.70	$63.60	$68.60
Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.
During 2006 and 2005, Altria Group, Inc. recorded the following pre-tax charges or (gains) in earnings from continuing operations:

	2006 Quarters
	1st	2nd	3rd	4th
	(in millions)
Italian antitrust charge	$61	$-	$-	$-
Provision for airline industry exposure		103
Gain on sale of business				(488)
Asset impairment and exit costs	2	53	68	55

	$63	$156	$68	$(433)

	2005 Quarters
	1st	2nd	3rd	4th
	(in millions)
U.S. tobacco headquarters relocation charges	$1	$2	$-	$1
Loss on U.S. tobacco pool			138
U.S. tobacco quota buy-out			(115)
Provision for airline industry exposure			200
Asset impairment and exit costs	21	41	35	42

	$22	$43	$258	$43

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 14. Income Taxes, Altria Group, Inc. has recognized income tax benefits in the consolidated statements of earnings during 2006 and 2005 as a result of various tax events.
Note 21. Subsequent Event:
On January 31, 2007, the Board of Directors announced that Altria Group, Inc. plans to spin off all of its remaining interest (89.0%) in Kraft on a pro rata basis to Altria Group, Inc. stockholders in a tax-free transaction. The distribution of all the Kraft shares owned by Altria Group, Inc. will be made on March 30, 2007 (“Distribution Date”), to Altria Group, Inc. stockholders of record as of the close of business on March 16, 2007. Based on the number of shares of Altria Group, Inc. outstanding at December 31, 2006, the distribution ratio would be approximately 0.7 shares of Kraft for every share of Altria Group, Inc. common stock outstanding. Altria Group, Inc. stockholders will receive cash in lieu of fractional shares of Kraft. Prior to the distribution, Altria Group, Inc. will convert its Class B shares of Kraft common stock, which carry ten votes per share, into Class A shares of Kraft, which carry one vote per share. Following the distribution, only Class A common shares of Kraft will be outstanding and Altria Group, Inc. will not own any shares of Kraft. Altria Group, Inc. intends to adjust its current dividend so that its shareholders who retain their Altria Group, Inc. and Kraft shares will receive, in the aggregate, the same dividend dollars as before the transaction. As in the past, all decisions regarding future dividend increases will be made independently by the Altria Group, Inc. Board of Directors and the Kraft Board of Directors, for their respective companies.
     Stock Compensation
Holders of Altria Group, Inc. stock options will be treated as stockholders and will, accordingly, have their stock awards split into two instruments. Holders of Altria Group, Inc. stock options will receive the following stock options, which, immediately after the spin-off, will have an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria Group, Inc. options:
•	a new Kraft option to acquire the number of shares of Kraft Class A common stock equal to the product of (a) the number of Altria Group, Inc. options held by such person on the Distribution Date and (b) the approximate distribution ratio of 0.7 mentioned above; and

•	an adjusted Altria Group, Inc. option for the same number of shares of Altria Group, Inc. common stock with a reduced exercise price.
Holders of Altria Group, Inc. restricted stock or stock rights awarded prior to January 31, 2007, will retain their existing award and will receive restricted stock or stock rights of Kraft Class A common stock. The amount of Kraft restricted stock or stock rights awarded to such holders will be calculated using the same formula set forth above with respect to new Kraft options. All of the restricted stock and stock rights will not vest until the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria Group, Inc. stock rights awarded on January 31, 2007, will not receive restricted stock or stock rights of Kraft. Rather, they will receive additional stock rights of Altria Group, Inc. to preserve the intrinsic value of the original award.
To the extent that employees of the remaining Altria Group, Inc. receive Kraft stock options, Altria Group, Inc. will reimburse Kraft in cash for the Black-Scholes fair value of the stock options to be received. To the extent that Kraft employees hold Altria Group, Inc. stock options, Kraft

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

will reimburse Altria Group, Inc. in cash for the Black-Scholes fair value of the stock options. To the extent that holders of Altria Group, Inc. stock rights receive Kraft stock rights, Altria Group, Inc. will pay to Kraft the fair value of the Kraft stock rights less the value of projected forfeitures. Based upon the number of Altria Group, Inc. stock awards outstanding at December 31, 2006, the net amount of these reimbursements would be a payment of approximately $133 million from Kraft to Altria Group, Inc. However, this estimate is subject to change as stock awards vest (in the case of restricted stock) or are exercised (in the case of stock options) prior to the record date for the distribution.
       Other Matters
Kraft is currently included in the Altria Group, Inc. consolidated federal income tax return, and federal income tax contingencies are recorded as liabilities on the balance sheet of ALG (the parent company). Prior to the distribution of Kraft shares, ALG will reimburse Kraft in cash for these liabilities, which are approximately $300 million, plus interest.
A subsidiary of ALG currently provides Kraft with certain services at cost plus a 5% management fee. After the Distribution Date, Kraft will undertake these activities, and services provided to Kraft will cease in 2007. All intercompany accounts will be settled in cash.
Altria Group, Inc. currently estimates that, if the distribution had occurred on December 31, 2006, it would have resulted in a net decrease to Altria Group, Inc.’s stockholders’ equity of approximately $27 billion.